      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1997

                                                      REGISTRATION NO. 333-16571
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        CONSERVER CORPORATION OF AMERICA
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            0723                           65-0675901
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                          2655 LEJEUNE ROAD, SUITE 535
                          CORAL GABLES, FLORIDA 33134
                                 (305) 444-3888
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          CHARLES H. STEIN, PRESIDENT
                          2655 LEJEUNE ROAD, SUITE 535
                          CORAL GABLES, FLORIDA 33134
                                 (305) 444-3888
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             MICHAEL DIGIOVANNA, ESQ.                             VICTOR DIGIOIA, ESQ.
            PARKER DURYEE ROSOFF & HAFT                         GOLDSTEIN & DIGIOIA, LLP
                 529 FIFTH AVENUE                                 369 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10017                           NEW YORK, NEW YORK 10017
                  (212) 599-0500                                     (212) 599-3322

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                   SUBJECT TO COMPLETION, DATED MAY 30, 1997

PROSPECTUS

LOGO                                       CONSERVER CORPORATION OF AMERICA
                                           2,200,000 SHARES OF COMMON STOCK

                            ------------------------

     This Prospectus relates to the offering (the "Offering") of 2,200,000 shares (the "Shares") of common stock, $0.001 par value per share (the "Common Stock"), of Conserver Corporation of America, a Delaware corporation (the "Company"). The Shares are sometimes hereinafter referred to as the "Securities."


     Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. For information regarding the factors considered in determining the initial public offering prices of the Shares, see "Risk Factors" and "Underwriting." The Company's Common Stock has been accepted for inclusion on the Nasdaq SmallCap Market and will trade immediately after the Offering under the symbol "RIPE".


                            ------------------------

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================


                                                               UNDERWRITING            PROCEEDS TO
                                     PRICE TO PUBLIC           DISCOUNT(1)              COMPANY(2)
---------------------------------------------------------------------------------------------------------
 Per Share.......................          $5.00                  $.425                   $4.575
---------------------------------------------------------------------------------------------------------
 Total(3)........................       $11,000,000              $935,000              $10,065,000
=========================================================================================================



(1) Does not reflect additional compensation payable to Janssen/Meyers Associates, L.P., as Underwriter (the "Underwriter"), in the form of (i) Warrants to purchase 220,000 Shares of Common Stock exercisable over a period of four years, commencing one year from the date hereof at a per Share exercise price equal to 165% of the initial public offering price (the "Underwriter's Warrants"); (ii) a non-accountable expense allowance of 3% of the gross proceeds hereof, and (iii) a three year Financial Consulting Agreement at an overall fee of $100,000 payable at the closing of the Offering. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Underwriter.



(2) Before deducting estimated expenses of $705,000 payable by the Company, excluding the non-accountable expense allowance payable to the Underwriter.



(3) The Company has granted to the Underwriter an option exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 330,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If the Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $12,650,000, $1,075,250 and $11,574,750, respectively. See
    "Underwriting."


                            ------------------------


     The Securities are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriter reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment at the offices of the Registrant at 17 State Street, New York, NY 10004 on or about
               , 1997.


                        JANSSEN/MEYERS ASSOCIATES, L.P.


                  The date of this Prospectus is May 30, 1997.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

              [CURRENTLY PREPARING ARTWORK FOR INSIDE FRONT COVER]

Pictured above are cherries & flowers              Pictured above are cherries & flowers
after 10 days of storage without Conserver 21TM    after 10 days of storage with Conserver 21TM

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF THE SECURITIES TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITER AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including the information under "Risk Factors." Unless otherwise indicated, all information in this Prospectus (i) assumes the Over-allotment Option is not exercised, and (ii) assumes the Underwriter's Warrants to purchase 220,000 shares of Common Stock issued to the Underwriter in connection with this Offering (the "Underwriter's Warrants") are not exercised. Such information also assumes (i) that $750,000 in principal amount of outstanding indebtedness of the Company which, by its terms, can be converted into 150,000 shares of Common Stock, is not converted, (ii) outstanding options to acquire 1,720,000 shares of Common Stock, as well as up to 495,000 shares of Common Stock issuable upon exercise of future stock option grants under the Company's 1996 Stock Option Plan, are not exercised, (iii) outstanding warrants to purchase 325,000 shares of Common Stock are not exercised, and (iv) warrants to be issued to a holder of convertible debt and its affiliate, upon the consummation of the Offering, to purchase 550,000 shares of Common Stock are not exercised. All references to shares of the Company's Common Stock reflect a 1-for-2.269793 reverse stock split approved by the Board of Directors in April 1997 to counteract the 2.2128874-for-1 stock split adopted by the Board of Directors in November 1996 and the 1.066144-for-1 split adopted in December 1996. The reverse split was adopted by the Board of Directors based on negotiations with the Underwriter, regarding a diminution of the Company's authorized capital.



     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company has not engaged in any revenue producing activities to date and anticipates commencing commercial operations no later than two months following consummation of this Offering. As a result, the Company's actual performance may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under the heading "Risk Factors" and elsewhere in this Prospectus.


                                  THE COMPANY

     Conserver Corporation of America (the "Company") has licensed the exclusive right to distribute, market, sell and otherwise commercially exploit Conserver 21(TM), a product composed of a non-toxic mixture of sepiolite and mineral salts, in the United States and Canada through March 2022, subject to extension. The Company also holds an option and a right of first refusal to exercise such rights throughout the world. Tests have been performed on Conserver 21(TM) over the past 35 months variously by the Company, the manufacturer of Conserver 21(TM), its predecessor in interest and companies with which it contracted. In addition, various non-affiliated laboratories, commissioned by certain of the aforementioned entities from time to time in various parts of the world, utilizing independently derived protocols, have demonstrated that the use of Conserver 21(TM) can extend the post-harvest life of fruits, vegetables and flowers.

     Conserver 21(TM) works like a sponge by cleansing from the atmosphere of a storage or transport container ethylene and other gases emitted by fruits, vegetables and flowers, thereby retarding their spoilage, lengthening their post-harvest life and minimizing their shrinkage during ripening. These gases, if allowed to remain in the atmosphere of the container, would be reabsorbed by the perishable cargo during its maturation process, resulting in its accelerated decay. Conserver 21(TM) also releases carbon dioxide and water vapor, thereby assisting fruits, vegetables and flowers to maintain their freshness. Conserver 21(TM), a non-invasive product, is manufactured in the form of cylindrical granules and placed in sealed filters or packets which are then positioned within a storage or transport space.

     The Company believes that Conserver 21(TM) can be used in conjunction with a comprehensive quality assurance maintenance program to provide more commercially saleable fruits, vegetables and flowers more reliably and cost effectively than is achieved by current industry practices. It is currently common for some growers of fresh fruits and vegetables to pick and ship their products prior to their being fully ripened in an effort to reduce spoilage and to minimize the extent of the natural decay that occurs in the transportation of perishables. This often results in delivery of fruits and vegetables that are unevenly ripened, have less mass and a compromised taste. Growers and distributors have resorted to using expensive storage and transportation methods in an effort to reduce the incidence of such commercially unsatisfactory products. The Company believes that Conserver 21(TM) which, for illustrative purposes, has the capacity, as demonstrated by independent testing, to extend the post-harvest life of certain varieties of tomatoes, strawberries, sweet peppers and lilies by as much as 7, 10, 9 and 5 days, respectively, offers an improved alternative to such methods. The Company intends to develop a quality assurance maintenance program utilizing Conserver 21(TM) that will provide fruit, vegetable and/or flower inspection and supervision services from point of harvesting or packing to point of retail sale (the "Conserver 21(TM) Program"). The Company intends to market the Conserver 21(TM) Program to growers, distributors, supermarket chains and other retailers who can benefit from the availability of more saleable perishables.

     The Company believes that the Conserver 21(TM) Program can offer the following benefits:

     - Increase the shelf-life of fruits, vegetables and flowers.

     - Increase the sugar content, enrich the color and enhance the weight and taste of fruits and vegetables which will be able to be harvested nearer their height of ripeness.

     - Reduce the shrinkage and spoilage of fruits and vegetables during storage resulting in a greater product yield available for sale by supermarkets and other retailers.

     - Reduce the time and expense involved in handling and sorting produce in storage and transport.

     - Extend the selling season for many fruits and vegetables.

     - Reduce the costs of transporting highly perishable fruits, vegetables and flowers as slower and less expensive means can be utilized due to the longer post-harvest life of the perishables.

     The Company has the right to commercially exploit Conserver 21(TM) throughout the world and, as its business develops, intends to explore the commercial opportunities presented by Conserver 21(TM)in the international trade of fresh fruits and vegetables.


     The Company's distribution and marketing rights are derived from a distribution agreement (the "Distribution Agreement") with Agrotech 2000 S.L., a Spanish company ("Agrotech") that manufactures and packages Conserver 21(TM) near Madrid, Spain and whose principal stockholder is Alfonso de Sande Moreno, the developer of Conserver 21(TM). Agrotech holds the patent rights to Conserver 21(TM) and has represented and warranted that the rights to exclusively market, sell, distribute and commercially exploit Conserver 21(TM), granted to the Company by the Distribution Agreement, do not violate the rights of any third parties and are granted to the Company pursuant to Agrotech's full right and authority to so provide.


     The Company was incorporated in the State of Delaware in March 1996. The principal executive offices of the Company are located at 2655 LeJeune Road, Suite 535, Coral Gables, Florida 33134, and its telephone number is (305) 444-3888.

                                  THE OFFERING

Securities Offered by the
Company.......................   2,200,000 Shares.

Common Stock Outstanding
Before the Offering...........   4,210,404 shares

Common Stock to be Outstanding
  After the Offering..........   6,385,404 shares(1)

Use of Proceeds...............   The net proceeds of this Offering will be used
                                 for direct and collaborative marketing and distribution, Conserver 21(TM) inventory purchases, research and development, repayment of indebtedness and working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors and Dilution.....   An investment in the Securities offered hereby
                                 involves a high degree of risk and immediate and substantial dilution. Prospective investors should consider carefully the factors set forth under "Risk Factors" and "Dilution."


Proposed Symbol for Nasdaq(2)


  Common Stock................   "RIPE"

---------------
(1) Assumes the Company's re-acquisition of an aggregate of 25,000 shares upon the consummation of this Offering from an affiliate of a holder of a convertible debenture issued by the Company (the "SES Reacquisition"). See "Management's Discussion and Analysis of Financial Condition and Plan of Operation."

(2) The Nasdaq quotation does not imply that a liquid and active market will develop, or be sustained, for the Securities upon completion of the Offering. There can be no assurance that the Securities will continue to meet the maintenance criteria for quotation on Nasdaq. See Risk
    Factors -- No Assurance of Nasdaq Quotation.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial data have been derived from the financial statements of the Company. The statement of operations data set forth below with respect to the period from March 6, 1996 (date of incorporation) to August 31, 1996, for the six months ended February 28, 1997 and the period from March 6, 1996 (date of incorporation) to February 28, 1997 and the balance sheet at August 31, 1996 and February 28, 1997 are derived from, and are qualified by reference to, the Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto.

STATEMENT OF OPERATIONS DATA(1):


                                                MARCH 6, 1996                             MARCH 6, 1996
                                                  (DATE OF            SIX MONTHS            (DATE OF
                                              INCORPORATION) TO          ENDED          INCORPORATION) TO
                                               AUGUST 31, 1996     FEBRUARY 28, 1997    FEBRUARY 28, 1997
                                              -----------------    -----------------    -----------------
    Revenues...............................      $        --          $        --          $        --
    Compensation charges in connection with
      issuance of options and
      warrants(2)..........................          907,201              223,000            1,130,201
    General and administrative expenses....          458,611              849,888            1,308,499
                                                 -----------          -----------          -----------
    Operating (loss).......................       (1,365,812)          (1,072,888)          (2,438,700)
    Interest expense, net of interest
      income...............................           21,259              185,833              207,092
                                                 -----------          -----------          -----------
    Net (loss).............................      $(1,387,071)         $(1,258,721)         $(2,645,792)
                                                 ===========          ===========          ===========
    Net (loss) per share of Common Stock...      $      (.32)         $      (.26)
                                                 -----------          -----------
    Weighted average number of shares of
      Common Stock outstanding.............        4,390,767            4,844,733
                                                 ===========          ===========
    Pro-forma net (loss) per share of
      Common Stock(5)......................                           $      (.88)
                                                                      -----------


BALANCE SHEET DATA:


                                                                       FEBRUARY 28, 1997
                                                                  ---------------------------
                                                  AUGUST 31,                          AS
                                                     1996           ACTUAL        ADJUSTED(3)
                                                  -----------     -----------     -----------
    Working capital...........................    $ 2,239,902     $ 1,015,585     $ 9,324,562
    Total assets..............................      2,443,436       2,156,075      10,076,075
    Total current liabilities.................        199,156         833,749         743,749
    Deficit accumulated during development
      stage...................................     (1,387,071)     (2,645,792)     (6,250,792)(4)
    Stockholders' equity......................      1,244,280         322,326       9,332,326


---------------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note A of Notes to Financial Statements.

(2) Relates to non-cash charges recorded by the Company in connection with the value attributed to options and warrants issued by the Company in March and August 1996 and January 1997. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Note E and J of Notes to Financial Statements.


(3) Gives effect to the sale by the Company of the Securities offered hereby the initial public offering price of $5.00 per Share and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds."


(4) Includes non-cash compensation charges incurred after February 28, 1997 of approximately $3,585,000 consisting of: (i) $1,020,000 in connection with the issuance of 500,000 options by the Company in April 1997 at an exercise price of $2.00 per share; (ii) $525,000 in connection with the issuance of 725,000 options by the Company in April 1997 at an exercise price of $5.00 per share; and (iii) $2,040,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 550,000 shares of Common Stock at an exercise price of $2.00 per share. See Note D of Notes to Financial Statements.


(5) Pro-forma net (loss) per share of Common Stock is based on the weighted average number of shares and net (loss), both as adjusted for the transactions described in (4) above. Incremental shares included in outstanding shares have been based upon the treasury stock method.

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

     DEVELOPMENT STAGE COMPANY; NO OPERATING REVENUES; ACCUMULATED DEFICIT. The Company is in the development stage and its operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the need to obtain financing, lack of revenues, untested sources of supply and the uncertainty of market acceptance of its business. Its activities since inception have been primarily limited to negotiating distribution arrangements and privately raising approximately $4,925,514 in both debt and equity funding to defray its organizational expenses and the development of its initial business plan. The Company has not as yet derived any revenues from operations and has incurred losses since inception. Its accumulated deficit at February 28, 1997 was $2,645,792 which includes non-cash compensation charges of $1,130,201 recorded in connection with the value attributed to options and warrants issued by the Company in March 1996 and August 1996 and January 1997 and $130,000 of non-cash compensation charges for services contributed to the Company by Charles
H. Stein, its President and Chief Executive Officer. In addition, the Company expects to record non-cash compensation charges of approximately $1,545,000 related to options issued in April 1997 and $2,040,000 upon the consummation of this Offering as a consequence of the contemporaneous issuance of warrants upon the consummation of this Offering, to a holder of convertible debentures and an affiliate thereof, to purchase 550,000 shares of common stock of the Company at an exercise price of $2.00 per share. No operating revenues are anticipated until such time, if ever, as the Company can demonstrate the commercial viability of its Conserver 21(TM) Program. There can be no assurance regarding whether or when the Company will successfully implement its business plan or operate profitably. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and "Business" and Notes D, E and J of Notes to Financial Statements.


     SOLE SOURCE OF SUPPLY; LOSS OF EXCLUSIVITY. The Company is wholly dependant upon the Distribution Agreement for its rights to deliver Conserver 21(TM). If the Distribution Agreement were to terminate for any reason, the Company would not be able to distribute Conserver 21(TM) products. Additionally, the Company will be dependent upon Agrotech for its supply of Conserver 21(TM) as Agrotech is the sole manufacturer of Conserver 21(TM). Agrotech currently operates a manufacturing facility near Madrid which the Company has been advised has a sufficient capacity to handle the business anticipated from the Conserver 21(TM) Program. Agrotech is looking to relocate to a larger facility in the near future. Agrotech possesses all of the patent rights to Conserver 21(TM) but has never produced or supplied the quantities of Conserver 21(TM) product that the Company anticipates it will need to satisfy its market in the United States and Canada. There can be no assurance that the current methods of production and supply will be sufficient for the needs of the Conserver 21(TM) Program or will not require substantial changes to meet such anticipated demand. Any sustained impairment of the Company's ability to acquire Conserver 21(TM) for any reason, including, without limitation, the cancellation of the Distribution Agreement, or a cessation of production by Agrotech may significantly delay or seriously impair the Company's ability to commercialize its Conserver 21(TM) Program. The Company has been advised that Agrotech has sufficient capital for its operations but requires additional funding to expand its current operational capacity. The Company is obligated under the Distribution Agreement to make loans to Agrotech. In May 1997 Agrotech, pursuant to the Distribution Agreement, borrowed $500,000 from the Company. Under the terms of the Distribution Agreement, if the Company fails to purchase a minimum of $2,000,000 of Conserver 21(TM) products between April 1997 and April 1998, or fails to meet the minimum annual purchase goal established for any subsequent year, Agrotech may sell Conserver 21(TM) to other customers in the United States and Canada. Such loss of exclusivity to sell Conserver 21(TM) products will negatively impact the Company's business. See "Business -- Sources of Supply; Manufacturing Distribution Agreement" and also "Certain Transactions."

     REGULATORY REQUIREMENTS. The Company's intended utilization of Conserver 21(TM) to adsorb gases in storage or transport containers filled with fruits, vegetables and flowers will result in the natural production of small amounts of carbon dioxide, which have the effect of retarding the growth of microorganisms and fungi also present in such containers. Such retardation effect, however, may result in the technical classification of Conserver 21(TM) as a "pesticide" under the rules and regulations of the United States Environmental Protection Agency ("EPA") and thus subject Conserver 21(TM) to the provisions of the Federal Insecticide Fungicide and Rodenticide Act ("FIFRA"). The Company and its special counsel, based on a review of the relevant statutes and regulations, have taken the position that Conserver 21(TM) is not a pesticide. The Company has requested a confirmation from the EPA that Conserver 21(TM) is not a pesticide, which request has not as yet been acted upon. There can be no assurance that the EPA will not determine Conserver 21(TM) to be a pesticide. Pesticides are required to be registered with the EPA and their use is subject to compliance with EPA labeling and packaging requirements. If the EPA determines that Conserver 21(TM) is a pesticide, the Company will promptly proceed with EPA registration as both FIFRA and applicable customs regulations prohibit the importation of unregistered pesticides under penalty of possible civil and criminal sanctions. FIFRA registration may require the performance of formal tolerance studies of Conserver 21(TM)'s interaction with fruits and vegetables, which the Company estimates may cost it between $75,000 to $150,000, and would take at least six months to complete, thereby extensively delaying the Company's planned commercialization of the Conserver 21(TM) Program. There can be no assurance that the registration procedure will not entail longer delays and greater costs and expenses. Based on its review of applicable regulations, the Company believes that Conserver 21(TM) is not subject to United States Department of Transportation hazardous materials requirements which regulate the transport of certain hazardous substances. The Company's proposed use of Conserver 21(TM) does not currently subject it to any other material federal, state or local regulatory approvals. There can be no assurance, however, that future regulatory approvals will not be required, leading to unanticipated expenses and delays inherent to the regulatory process. The Company has not undertaken any investigation as to the applicable requirements that may be imposed by regulatory agencies in Canada. There can be no guaranty that such legal restrictions in Canada will not result in a delay in the Company's ability to commercially develop the Conserver 21(TM) Program in Canada. See "Business -- Regulatory Requirements."



     POSSIBLE CLAIMS REGARDING THE DISTRIBUTION RIGHTS. The Company had formerly contracted for the exclusive rights to distribute Conserver 21(TM) in the United States and Canada with Groupe Conserver, the group of affiliated entities which, collectively, held the exclusive worldwide rights to distribute and market Conserver 21(TM) from Conserver XXI, S.A., Agrotech's predecessor in interest ("Conserver XXI"). Due to the instigation of insolvency proceedings involving Conserver Investments S.A., the controlling entity of the Groupe Conserver affiliates ("Conserver Investments"), and other alleged breaches, including Groupe Conserver's loss of its rights from Conserver XXI, the Company has terminated its former distribution agreement with Groupe Conserver and has taken steps to preserve its right to assert claims in the Conserver Investments insolvency proceedings. There can be no assurance that the Company's claims will be successful or that Groupe Conserver or anyone acting on its behalf will not attempt to enjoin the Company from exercising its rights derived from Agrotech or otherwise make claims against the Company and that such efforts will not successfully prevent the commercialization of the Conserver 21(TM) Program temporarily. The Company does not believe that there is any basis for such claims. See "Business -- Prior Agreements".


     UNCERTAIN IMPLEMENTATION OF MARKETING STRATEGY. The Company will initially market its Conserver 21(TM) Program to selected supermarkets and other retailers, distributors and growers and, if successful in securing a contract for the provision of such services, seek additional customers by asserting that such contractual arrangements had successfully demonstrated the commercial viability of the Conserver 21(TM) Program. Accordingly, there can be no certainty that the Company's marketing strategy can be successfully implemented. See "Business."

     NO PRODUCT MARKET; LACK OF ORDERS AND/OR COMMITMENTS. The Company currently has no orders and there can be no assurance that potential customers will be willing to incur the costs of the Conserver 21(TM) Program, that the Conserver 21(TM) Program will be contracted for by any supermarkets or other retailers, distributors or growers or, even if accepted by any such entities, that it will prove profitable or attractive to potential customers. In addition, there can be no assurance that other competing services will not be more economical or attractive to the Company's potential customers. See "Business."


     RESTRICTED SCOPE OF BUSINESS. The proposed Conserver 21(TM) Program currently is the Company's sole line of business and will account for substantially all of the Company's revenues, if any, for the foreseeable future. The success of the Company's business will depend on its ability to demonstrate the commercial viability and effectiveness of the Conserver 21(TM) Program and its success in competing against other products or technologies aimed at the same market in the United States and Canada. Conserver 21(TM) has not been commercially used outside of Spain and there can be no assurance that the Company can establish a market for the Conserver 21(TM) Program in the United States and Canada. If the Company's Conserver 21(TM) Program cannot be successfully commercialized, or if Conserver 21(TM) cannot be marketed on a stand-alone basis, it is likely there would be a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Conserver 21(TM)."


     UNPROVEN ON LARGE-SCALE COMMERCIAL BASIS. The Company has never utilized Conserver 21(TM) under the conditions and in the volumes that will be required to make the Conserver 21(TM) Program profitable and cannot predict all of the difficulties that may arise in connection therewith. Most of the tests utilizing Conserver 21(TM) conducted to date have been performed on limited quantities of fruits and vegetables under controlled non-commercial conditions, and there can be no assurance that the same or similar results would or could be obtained on a large-scale commercial basis or on any specific project. Although the Company has completed some initial testing, the Company has not completed all of its own comprehensive independent tests and to date, has relied primarily on the tests performed or commissioned by Agrotech, its predecessor in interest and entities with which it had contracted. Thus, it is possible that Conserver 21(TM) may require further research, development, design and testing, as well as regulatory clearances, prior to larger-scale commercialization. Additionally, the Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including competition, cost and availability of the product and changes in regulatory requirements. See "Business."

     SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON OFFERING PROCEEDS; NEED FOR ADDITIONAL FINANCING. The Company's capital requirements in connection with its development and marketing of the Conserver 21(TM) Program are expected to be significant. Since the Company is not currently generating any operating revenues, nor are any such revenues anticipated prior to the demonstration of the Conserver 21(TM) Program's commercial viability, it will be materially dependent upon the net proceeds of this Offering to defray the cost of these ongoing activities. The Company believes that the net proceeds of the Offering will be sufficient to finance the Company's working capital requirements for a period of at least 24 months following the completion of this Offering. The continued expansion and operation of the Company's business beyond such 24 month period may be dependent upon its ability to obtain additional financing. There can be no assurance that additional financing will be available on terms acceptable to the Company, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, will likely include restrictive covenants, including financial maintenance covenants restricting the Company's ability to incur additional indebtedness and to pay dividends. The failure of the Company to raise capital on acceptable terms when needed could have a material adverse effect on the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."


     LIMITED RELIANCE ON PATENTS AND PROPRIETARY RIGHTS. The Company does not own the patent to Conserver 21(TM) but has been granted the exclusive right to license and market the product. Certain patent applications covering the inventions and know-how upon which Conserver 21(TM) is based, and which are held by Agrotech, have been registered in Spain and The Netherlands which filing, by compliance with international treaties, are deemed to reserve a priority right for Agrotech to file applications in the United States and Canada if filed before February 1998. Nevertheless, there can be no assurance that such patents will be issued or if issued that such patents will not be infringed upon, or that trade secrets relating to Conserver 21(TM) will not otherwise become known to, or independently developed by, competitors. While the Company has obtained representations and warranties from Agrotech with respect to Agrotech's ownership of the technology, there can be no assurance that infringement claims will not be asserted against the Company.

If the Company's marketing of the Conserver 21(TM) is found to infringe a patent, a court may grant an injunction to prevent making, selling or using the product in the United States or Canada. Irrespective of the validity or success of such claims, the Company could incur significant costs with respect to the defense thereof. Litigation may be necessary to enforce patented technology licensed by the Company, protect trade secrets or know-how, and to defend the Company against claimed infringement of the right of others. There can be no assurance that the Company will be successful in such undertakings or that the Company will have sufficient funds for such undertakings.



     DEPENDENCE ON KEY PERSONNEL; LACK OF KEY MAN INSURANCE. The Company's success is dependent upon the Company's senior corporate management, particularly Charles H. Stein, its Chief Executive Officer and President. The loss of Mr. Stein's services would have a material adverse effect on the Company. The Company will enter into a three-year employment agreement with Mr. Stein commencing on the consummation of this Offering including a non-competition clause providing that Mr. Stein will not compete with the Company for a period of 36 months following the termination of his employment. Due to Mr. Stein's age and a certain pre-existing medical condition, neither of which the Company believes will affect his ability to serve the Company, the Company has determined the costs of purchasing a "key man" life insurance policy on Mr. Stein to be prohibitively expensive. As a result, the Company does not anticipate obtaining such insurance for Mr. Stein. The success of the Company will also depend upon its ability to attract and retain highly qualified additional management personnel as the Company grows. The failure to obtain, or delays in obtaining, other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."


     COMPETITION. There are several methods of food preservation commercially available that compete directly or indirectly with the Company's Conserver 21(TM) Program. Many of the Company's competitors have substantially greater financial, human and other resources than the Company as well as more experience in the marketing and selling of post-harvest life extension products. There can be no assurance that the Conserver 21(TM) Program will gain commercial acceptance or establish any meaningful market share. Furthermore, any such market share, if and when achieved, could be lost or reduced by enhanced competition or the emergence of new and more effective preservation technologies. See "Business -- Competing Processes."

     LIMITED EXPERTISE IN MARKETING POST-HARVEST LIFE EXTENSION PRODUCTS. The Company's initial marketing activities will be performed by its executive officers and advisors. To varying degrees, such persons have had prior experience in the food industry and marketing food products and services. However, none have had any experience with Conserver 21(TM) or in marketing the Conserver 21(TM) Program. In order to market and sell the Conserver 21(TM) Program, as well as any future products and services, the Company will need to maintain a sales force with technical expertise in the food preservation and food transportation industries. There can be no assurance that the Company will be able to gain such expertise or that such marketing efforts will be successful. See "Management" and "Business -- Marketing Research."


     BROAD DISCRETION IN APPLICATION OF OFFERING PROCEEDS. Approximately $2,920,000, or 32.3%, of the net proceeds from the sale of Shares in this Offering will be applied to working capital and other unspecified general corporate purposes. Management, however, reserves the right to reallocate the use of such proceeds in whole or in part as may be required by future business circumstances. Accordingly, management of the Company will have broad discretion over the use of proceeds. See "Business -- Source of Supply -- Manufacturing" and "Use of Proceeds."


     CONCENTRATION OF OWNERSHIP. Upon completion of this Offering, the current stockholders of the Company will beneficially own approximately 66% of the outstanding Shares of Common Stock. The Company's executive officers, directors and their affiliates will beneficially own approximately 36.3% of all the outstanding shares of Common Stock after this Offering. Consequently, these stockholders will be able to determine the outcome of certain corporate actions requiring stockholder approval, and will be able to elect the Board of Directors of the Company. Such concentration of ownership may have the effect of preventing a change in control of the Company. See "Dilution," "Principal Stockholders" and "Description of Securities."

     LIMITATION OF DIRECTOR LIABILITY. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law (the "DGCL"). Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. See
"Management -- Indemnification of Directors and Officers and Related Matters."


     IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION. Purchasers of Shares in this Offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock purchased by them in this Offering. The immediate dilution to purchasers of the Shares offered hereby is $3.54, or approximately 71%, per share of Common Stock. Additional dilution to future net tangible book value per share may occur upon the exercise of the Underwriter's Warrants, currently outstanding options and warrants, options to be issued under the Company's 1996 Stock Option Plan and warrants to be issued to a holder of convertible debentures and its affiliates. The current stockholders of the Company, including the Company's executive officers and directors and persons or entities affiliated with them, acquired their Shares of Common Stock for consideration substantially less than the public offering price of the Shares of Common Stock offered hereby. As a result, new investors in this Offering will bear substantially all of the risks inherent in an investment in the Company. See "Capitalization," "Dilution" and "Certain Transactions."


     NO DIVIDENDS AND NONE ANTICIPATED. To date, no dividends have been declared or paid on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. See "Dividend Policy."


     LACK OF PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY OF PRICES OF THE SHARES. Prior to this Offering, there has been no public market for the Shares. Although the Company has received conditional approval for the quotation of the Shares on Nasdaq under the symbol "RIPE", there can be no assurance that they will be quoted on such exchange or under such symbol or that an active public market for the Shares will be developed or be sustained after this Offering. The initial public offering price of the Shares offered hereby have been arbitrarily determined by negotiations between the Company and the Underwriter and bear no relationship to the Company's current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included an evaluation by management and the Underwriter of the history of and prospects for the industry in which the Company proposes to compete, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors deemed relevant. Furthermore, the trading prices of the Shares could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or customers and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations in recent years. These fluctuations have had a substantial impact on the market prices of many companies, often unrelated to their performance, and may adversely affect the market prices for any or all of the Shares. See "Underwriting."



     POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF SHARES; SHARES ELIGIBLE FOR FUTURE SALE; ADDITIONAL REGISTERED SECURITIES. Sales of substantial amounts of the Company's Shares in the public market after this Offering, or the perception that such sales may occur, could materially adversely affect the market prices of the Shares and may impair the Company's ability to raise additional capital by the sale of its equity securities. Of the 6,385,404 Shares of Common Stock (assuming the SES Reacquisition) to be outstanding upon completion of this Offering, the 2,200,000 Shares offered hereby (2,530,000 Shares if the Over-Allotment Option is exercised in full) will be immediately freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for any securities purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 4,185,404 Shares of Common Stock and all the options and warrants outstanding prior to consummation of this Offering are "restricted" securities within the meaning of Rule 144 under the Securities Act and may be sold under the conditions of such rule, including satisfaction of certain holding period requirements. All officers and directors of the Company have agreed unconditionally not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such Shares of Common Stock, including any options and warrants, totalling approxi-mately 3,075,466 Shares fully diluted for a period of twenty seven (27) months following the effective date of the Registration Statement. Certain holders of warrants to purchase 550,000 shares of Common Stock have agreed unconditionally not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of twenty four (24) months following the effective date of the Registration Statement. A group of Shareholders who have also received Options to purchase Common Stock at $2 per Share prior to the Offering have agreed unconditionally not to, directly or indirectly issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant, an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in their holdings' totalling approximately 1,053,934 Shares fully diluted, for a period of eighteen (18) months from the effective date of the Registration Statement. Other holders of approximately 2,038,500 shares of the Company's Common Stock including certain holders of options, warrants or other securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Underwriter, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. The holders of Convertible Debentures issued by the Company between September and November of 1996 have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities (approximately 212,500 shares of Common Stock when diluted) for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Underwriter. The Underwriter has represented to Nasdaq that it will not release the Convertible Debenture holders from such restriction prior to the lapse of the twelve (12) month period. It is not known what effect, if any, future sales of additional securities or the availability of such securities for sale will have on the market price of the Shares prevailing from time to time. Nevertheless, the sale or availability for sale of significant quantities of securities could materially adversely affect the market prices of the Shares. See "Description of Securities" and; "Shares Eligible for Future Sale."


     POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF AUTHORIZED PREFERRED
STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as the Board of Directors may deem necessary. Such preferred stock, if issued, could adversely affect the holders of the Common Stock. In addition, the preferred stock could discourage, delay or prevent a takeover of the Company. The Company has no present intention to issue any shares of preferred stock. See "Description of Securities."


     POTENTIAL ADVERSE EFFECT OF UNDERWRITER'S WARRANTS. At the consummation of the Offering, the Company will sell to the Underwriter and/or its designees, for nominal consideration, warrants to purchase up to 220,000 shares of Common Stock (the "Underwriter's Warrants"). The Underwriter's Warrants will be exercisable for a period of four years commencing one year after the effective date of this Offering, at an exercise price of $8.25 per share. At the discretion of the Company's Board of Directors, the Underwriter may exercise its rights under the Underwriter's Warrants by surrendering rights to acquire shares of Common Stock of the Company pursuant to the Underwriter's Warrant having a fair market value on the date of the exercise equal to the cash exercise price. For the term of the Underwriter's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Shares of Common Stock of the Company without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Underwriter's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Underwriter may be expected to exercise the Underwriter's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Underwriter's Warrants. See "Underwriting."

     NO ASSURANCE OF CONTINUED NASDAQ QUOTATION. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the initial quotation and continued quotation of a security on Nasdaq. The standards for initial quotation require, among other things, that an issuer have total assets of $4,000,000 and capital and surplus of at least $2,000,000; that the minimum bid price for the listed securities be $3.00 per share; that the minimum market value of the public float (the shares held by non-insiders) be at least $2,000,000, and that there be at least two market makers for the issuer's securities. While the Company has been approved for listing on Nasdaq, the Company's securities may be delisted for a variety of reasons. Nasdaq may delist the Common Stock of the Company if it finds it is in the public interest or if the Company fails to meet maintenance standards. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000; that the minimum bid price for the listed securities be $2.00 per share; that the minimum market value of the "public float" be at least $1,000,000 and that there be at least two market-makers for the issuer's securities. A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market value of the public float is at least $1,000,000 and the issuer has $2,000,000 in equity. The Securities and Exchange Commission has approved new maintenance requirements which were proposed by Nasdaq. These rules would require the Company to have either $2,000,000 net tangible assets or market capitalization of $35,000,000 or $500,000 net revenue in two of its last fiscal years. In addition the Company would have to have a public float of at least 500,000 shares. There can be no assurance that the Company will continue to satisfy the requirements for maintaining a Nasdaq quotation. In addition, recent proposals which would impose more strict compliance standards if enacted would make it more difficult to maintain Nasdaq quotation for the Company's Common Stock. If the Company's Common Stock were to be excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements to be relisted on Nasdaq.


     If the Company is unable to satisfy Nasdaq's maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net asset tests, the Company's securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock becomes subject to the penny stock rules, investors in the Offering may find it more difficult to sell their Securities.


     UNDERWRITER'S POTENTIAL INFLUENCE ON THE MARKET. A significant number of the Shares offered hereby may be sold to customers of the Underwriter. Such customers may engage in transactions for the sale or purchase of such Securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Shares and may otherwise effect transactions in such Shares. If it participates in such market, the Underwriter may influence the market, if one develops, for the Shares. Such market-making activity may be discontinued at any time. Moreover, if the Underwriter sells the securities issuable upon exercise of the Underwriter's Warrants, it may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to temporarily suspend its market-making activities. The prices and liquidity of the Shares may be significantly affected by the degree, if any, of the Underwriter's participation in such market. See "Underwriting."

     LIMITED EXPERIENCE OF UNDERWRITER. The Underwriter has never acted as lead underwriter in connection with a public offering and has acted as co-manager in two prior firm commitment public offerings. No assurance can be given that Janssen/Meyers Associates' limited public offering experience will not affect the subsequent development of a trading market. Investors should consider this lack of public offering experience in making an investment decision.



     CLASSIFIED BOARD OF DIRECTORS. The Company's stockholders and Board of Directors recently approved an amendment to the Company's Certificate of Incorporation which divides the Board of Directors into three classes. One-third of the Board members are to subject to re-election each year commencing with the 1998 Annual Meeting. These provisions will make it more difficult for a third party to obtain a majority of the Board, and may have the effect of hindering, delaying, or preventing a change in control of the Company. This may have an adverse effect upon the trading price of the Common Stock after the Offering is completed.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Shares in this Offering are estimated to be approximately $9,030,000 ($10,490,250 if the Over-allotment Option is exercised in full), after deducting the estimated underwriting discounts and commissions and other offering expenses payable by the Company. The Company intends to use the estimated net proceeds as follows:



                                                                                PERCENTAGE OF
                              PURPOSE                              AMOUNT       NET PROCEEDS
    -----------------------------------------------------------  ----------     -------------
    Marketing and distribution(1)..............................  $1,000,000          11.1%
    Inventory purchases of Conserver 21(TM)(2).................   1,500,000          16.6
    Development of new applications and products(3)............     500,000           5.5
    Loans to be used as purchase credits(4)....................   1,000,000          11.1
    Repayment of indebtedness(5)...............................   1,760,000          19.5
    Employee payroll/Hiring new employees......................     350,000           3.9
    Working capital and general corporate purposes(6)..........   2,920,000          32.3
                                                                 ----------         -----
              Total............................................  $9,030,000         100.0%
                                                                 ==========         =====


---------------
(1) Includes the costs of implementing the Company's business strategy including identification of potential customers, researching their needs and providing services during a short term testing period. The Company also intends to explore marketing and other strategic alliances with growers, shippers and retailers. Also includes the cost of establishing and acquiring computer and laboratory equipment for field offices to support the evaluation and testing of products by the Company's technical representatives. See
    "Business -- Business Strategy -- Initial Market Entry."

(2) Includes the costs of acquiring a sufficient supply of Conserver 21(TM) to be used for market tests as well as providing customer services. See "Business."

(3) To be used in connection with research and development relating to additional uses of Conserver 21(TM), as well as investigating other products that may be complementary to the Company's use of Conserver 21(TM). See "Business -- Marketing Research."


(4) Required loans pursuant to the Distribution Agreement with such amounts to be repayable through inventory purchase offsets and royalty payment offsets over a three to four year period. See "Business -- Distribution Agreement."



(5) Includes the repayment of $500,000 plus accrued interest at 10%, to a director of the Company who advanced such amount to Agrotech to fulfill a Company obligation to make loans pursuant to the Distribution Agreement. See "Business -- Distribution Agreement" and "Certain Transactions." The balance represents the (i) repayment of $1,000,000 and accrued interest at a rate of 12% per annum through April 30, 1997 to a non-affiliate. (the Company used the loan for working capital purposes); and (ii) $150,000 for the possible repayment of loans to Convertible Debenture Holders. See Note [J] to the Financial Statements. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."



(6) Includes the costs of implementing Conserver 21(TM) program protocols, purchasing or leasing capital equipment, establishing a laboratory facility, leasing new office space and warehouse space, and other facilities intended for the Company's operations. Although the Company has not commented any negotiations in this regard, it anticipates the costs of such new facility, office and warehouse spaces to be approximately $150,000 per year.



     The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering, based upon the current status of its operations and anticipated business plans over the next 24 months. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses. Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company. See "Risk Factors -- Broad Discretion in Application of Offering Proceeds."

     Pending the foregoing uses, the net proceeds of this Offering will be invested in short-term investment grade, interest bearing securities.

     The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 24 months from the completion of this Offering. However, there can be no assurance that the net proceeds of this Offering will satisfy the Company's requirements for any particular period of time. Additional financing may be required to implement the Company's long-term business plans. There can be no assurance that such additional financing will be available when needed on terms acceptable to the Company, if at all. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company plans to retain any future earnings for use in its business and, accordingly, the Company does not anticipate paying dividends in the foreseeable future. Payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, upon the Company's earnings, financial condition and capital requirements.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company at February 28, 1997 and (ii) February 28, 1997 capitalization of the Company as adjusted to reflect the sale of the 2,200,000 Shares offered by the Company hereby and the initial application of the estimated net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Notes A, D and J of Notes to Financial Statements. This section should be read in conjunction with the Company's financial statements and related notes appearing elsewhere in this Prospectus.


                                                                     FEBRUARY 28, 1997
                                                               -----------------------------
                                                                  ACTUAL        AS ADJUSTED
                                                               ------------     ------------
     Total long-term debt, excluding current portion.........  $  1,000,000     $         --
     Preferred Stock, $.01 par value; 5,000 shares
       authorized; none issued and outstanding...............            --               --
     Common Stock, $.001 par value, 30,000,000 shares
       authorized; 4,210,404 shares issued and outstanding at
       February 28, 1997; 6,385,404 shares issued and
       outstanding at February 28, 1997 as adjusted(1).......         4,211            6,385
     Additional paid-in capital..............................     2,963,907       15,576,733
     Deficit accumulated during the development stage........    (2,645,792)      (6,250,792)(2)
                                                                   --------         --------
          Total stockholders' equity.........................       322,326        9,332,326
                                                                   --------         --------
               Total capitalization..........................  $  1,322,326     $  9,332,326
                                                                   ========         ========


---------------
(1) Number of shares issued and outstanding at February 28, 1997 as adjusted assumes the consummation of the SES Reacquisition.
(2) Includes non-cash compensation charges incurred after February 28, 1997 of approximately $3,585,000 consisting of: (i) $1,020,000 in connection with the issuance of 500,000 options by the Company in April 1997 at an exercise price of $2.00 per share; (ii) $525,000 in connection with the issuance of 725,000 options by the Company in April 1997 at an exercise price of $5.00 per share; and (iii) $2,040,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 550,000 shares of Common Stock at an exercise price of $2.00 per share. See Note D of Notes to Financial Statements.

                                    DILUTION


     At February 28, 1997 the Company had a net tangible book value of $23,349, or approximately $.01 per share of outstanding Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to receipt of the estimated net proceeds from the Company's sale of 2,200,000 Shares at the assumed initial public offering price of $5.00 per Share (after deducting offering discounts and commissions and estimated offering expenses payable by the Company), the net tangible book value of the Company at February 28, 1997 as adjusted would have been approximately $9,332,326, or approximately $1.46 per share. This represents an immediate increase in net tangible book value of $1.45 per share to existing stockholders and an immediate dilution of $3.54 per share, or 71%, to purchasers of Common Stock in this Offering.


     The following table illustrates this per share dilution:


    Assumed initial public offering price per share of Common Stock......            $5.00
    Net tangible book value per share as of February 28, 1997............    .01
    Increase per share attributable to this Offering.....................   1.45
                                                                            ----
    As adjusted net tangible book value per share after this Offering....             1.46
                                                                                     -----
    Dilution per share to new investors(1)...............................            $3.54
                                                                                     =====


     The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders of the Company at February 28, 1997 and (ii) new investors purchasing Shares in this Offering, before deducting the underwriting discounts and commissions and estimated Offering expenses:

                                         SHARES PURCHASED       TOTAL CONSIDERATION       WEIGHTED
                                        -------------------   -----------------------   AVERAGE PRICE
                                         NUMBER     PERCENT     AMOUNT        PERCENT     PER SHARE
                                        ---------   -------   -----------     -------   -------------
    Existing stockholders (2).........  4,185,404      66%    $ 3,175,514        22%        $ .76
    New investors.....................  2,200,000      34%    $11,000,000        78%        $5.00
                                        ----------   ----     -----------      ----
              Total...................  6,385,404     100%    $14,175,514       100%
                                        ==========   ====     ===========      ====

---------------

(1) After giving effect to the receipt of the net proceeds from the exercise of
    (i) the outstanding warrants to purchase 325,000 shares of Common Stock;
    (ii) the outstanding options to purchase 1,720,000 shares of Common Stock;
    (iii) the 550,000 warrants to be issued to a convertible debt holder and its affiliate and (iv) the conversion of $750,000 of outstanding indebtedness of the Company into 150,000 shares of Common Stock, the net tangible book value of the Company at February 28, 1997 as adjusted would have been approximately 19,354,826, or approximately $2.11 per share. This represents an immediate dilution of $2.89 per share, or 58%, to purchasers of Common Stock in this Offering. These figures do not include 495,000 shares of Common Stock available for issuance in connection with the Company's 1996 Stock Option Plan. Options issued from the plan will be exercisable at the then current fair market price of the Company's Common Stock.


(2) Includes the SES Reacquisition.

                            SELECTED FINANCIAL DATA

     The following summary financial data have been derived from the financial statements of the Company. The statement of operations data set forth below with respect to the period from March 6, 1996 (date of incorporation) to August 31, 1996, for the six months ended February 28, 1997 and the period from March 6, 1996 (date of incorporation) to February 28, 1997 and the balance sheet at August 31, 1996 and February 28, 1997 are derived from, and are qualified by reference to, the Financial Statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto.

STATEMENT OF OPERATIONS DATA(1):


                                                MARCH 6, 1996                             MARCH 6, 1996
                                                  (DATE OF            SIX MONTHS            (DATE OF
                                              INCORPORATION) TO          ENDED          INCORPORATION) TO
                                               AUGUST 31, 1996     FEBRUARY 28, 1997    FEBRUARY 28, 1997
                                              -----------------    -----------------    -----------------
    Revenues...............................      $        --          $        --          $        --
    Compensation charges in connection with
      issuance of options and
      warrants(2)..........................          907,201              223,000            1,130,201
    General and administrative expenses....          458,611              849,888            1,308,499
                                                 -----------          -----------          -----------
    Operating (loss).......................       (1,365,812)          (1,072,888)          (2,438,700)
    Interest expense, net of interest
      income...............................           21,259              185,833              207,092
                                                 -----------          -----------          -----------
    Net (loss).............................      $(1,387,071)         $(1,258,721)         $(2,645,792)
                                                 ===========          ===========          ===========
    Net (loss) per share of Common Stock...      $      (.32)         $      (.26)
                                                    -----------          -----------
    Weighted average number of shares of
      Common Stock outstanding.............        4,390,767            4,844,733
                                                    ===========          ===========
    Pro-forma net (loss) per share of
      Common Stock.........................                           $      (.88)
                                                                      -----------


BALANCE SHEET DATA:


                                                                       FEBRUARY 28, 1997
                                                                   --------------------------
                                                    AUGUST 31,                        AS
                                                       1996          ACTUAL       ADJUSTED(3)
                                                    -----------    -----------    -----------
    Working capital..............................   $ 2,239,902    $ 1,015,585    $ 9,324,562
    Total assets.................................     2,443,436      2,156,075     10,076,075
    Total current liabilities....................       199,156        833,749        743,749
    Deficit accumulated during development
      stage......................................    (1,387,071)    (2,645,792)    (6,250,792)(4)
    Stockholders' equity.........................     1,244,280        322,326      9,332,326


---------------
(1) The Company is in the development stage, and has had no commercial operations to date. See Note A of Notes to Financial Statements.

(2) Relates to non-cash charges recorded by the Company in connection with the value attributed to options and warrants issued by the Company in March and August 1996 and January 1997. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and Note E and J of Notes to Financial Statements.


(3) Gives effect to the sale by the Company of the Shares offered hereby at the initial public offering price of $5.00 per Share and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds."


(4) Includes non-cash compensation charges incurred after February 28, 1997 of approximately $3,585,000 consisting of: (i) $1,020,000 in connection with the issuance of 500,000 options by the Company in April 1997 at an exercise price of $2.00 per share; (ii) $525,000 in connection with the issuance of 725,000 options by the Company in April 1997 at an exercise price of $5.00 per share; and (iii) $2,040,000 expected to be recorded by the Company in connection with the value attributed to warrants, issuable upon the consummation of this Offering to a holder of convertible debentures and an affiliate thereof, exercisable for 550,000 shares of Common Stock at an exercise price of $2.00 per share. See Note D of Notes to Financial Statements.


(5) Pro-forma net (loss) per share of common stock is based on the weighted average number of shares and net (loss), both as adjusted for the transactions described in (4) above. Incremental shares included in outstanding shares have been based upon the treasury stock method.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with the Financial Statements and related Notes contained elsewhere in this Prospectus.

GENERAL

     The Company, which was organized in March 1996, is in the development stage and its activities since the date of incorporation have been primarily limited to negotiating distribution arrangements, privately raising both debt and equity funding, product testing and recruiting management personnel. The Company has received the exclusive license to import, promote, distribute, market, sell and otherwise commercially exploit Conserver 21(TM) in the United States and Canada, and holds the exclusive option and right of first refusal to exercise such rights throughout the world.

BUSINESS STRATEGY

     The Company believes that there are significant opportunities to provide technologies and services which can retard spoilage and decay in fruits, vegetables and flowers during the course of storage and transportation from point of packing to point of retail sale. The Company intends to offer a quality assurance management program to its customers pursuant to which technical representatives will provide inspection services prior to shipping to ensure that the inspected fruits, vegetables and flowers meet certain quality standards and to oversee the proper use of Conserver 21(TM) in the packing and transportation of such fruits, vegetables and flowers.

RESULTS OF OPERATIONS

     The Company has a limited operating history upon which an evaluation of its performance and prospects can be made. During the period from March 6, 1996 (date of incorporation) to February 28, 1997, the Company's activities were primarily limited to organizational efforts and privately raising capital to defray its organizational expenses and the development of its business plan. During such period the Company had no revenues and incurred a net loss of $2,645,792. Included in the net loss were (i) non-cash compensation charges of $1,130,201 recorded in connection with the value attributed to options and warrants issued by the Company in March and August 1996 and January 1997; (ii) non-cash compensation charges of $130,000 for services to the Company contributed by Charles H. Stein, its President and Chief Executive Officer;
(iii) a charge of approximately $126,000 related to amortization of debt discount created by the value attributed to shares of Common Stock issued to holders of convertible debentures and (iv) accrued interest expense of $120,000 on convertible notes. Through February 28, 1997, the Company has spent approximately $1,139,000 to fund its operations, such expenditures consisting primarily of travel expenses and professional and consulting fees.

LIQUIDITY AND CAPITAL RESOURCES

     Since its date of incorporation, the Company has relied upon privately raised debt and equity funding to fund its operations. From March 1996 through November 1996, the Company raised $3,172,000 through the private placement of Common Stock at a purchase price of $5.00 per share. In May 1996, the Company issued a convertible debenture to the SES Family Trading and Investment Partnership, L.P. ("SES") in the aggregate principal amount of $1,000,000. Pursuant to the terms of such debenture, as amended, interest accrues at the rate of 12% per annum, with principal and interest to be paid out of the net proceeds of this Offering. See "Use of Proceeds." The Company and SES agreed to amend the terms of the debenture to eliminate the conversion rights contained therein which the Company estimates would have entitled such holder to receive in excess of approximately 2,000,000 shares of Common Stock upon conversion. Instead, SES and its affiliate will receive warrants upon the consummation of the Offering to purchase 550,000 shares of Common Stock at an exercise price of $2.00 per share, exercisable for a period of 6 years commencing one year from the date of issuance. The Company expects to record non-cash compensation charges of approximately $2,040,000 in connection with the value attributed to the issuance of such warrants. The Company will also re-acquire 25,000 shares of Common Stock from the SES affiliate upon the consummation of the Offering. In addition, the Company expects to record non-cash compensation charges of approximately $1,545,000 related to options issued in April 1997.

     In September and November 1996, the Company issued convertible debentures in the aggregate principal amounts of $600,000 and $150,000, respectively. Principal, and accrued interest at a rate of 10% per annum, is payable on the one year anniversary of the date of issuance. The holders of the debentures may elect to convert, at any time, all unpaid principal and accrued interest into shares of Common Stock at a rate of $5.00 per share. In addition, the holders of the debentures aggregating $150,000 issued in November 1996 can elect to be paid in full upon the consummation of the Offering.

     In October and November 1996, the Company repurchased 1,366,667 shares of Common Stock from Conserver Investments, S.A., an unaffiliated company, for an aggregate purchase price of $1,800,000.

     The provisions of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("FAS 123") became effective for the Company's first fiscal year-end. Pursuant to the choice afforded it in FAS 123, the Company has elected to report under the basis of Accounting Principles Board Opinion No. 25. Disclosures required by the Company's election may be found in Note E(2) of the financial statements.

     The Company is in the development stage and its operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the need to obtain financing, lack of revenues and the uncertainty of market acceptance of its business. The Company has not as yet derived any revenues from operations and has incurred losses since inception. Its accumulated deficit at February 28, 1997 was $2,645,792. No operating revenues are anticipated until such time, if ever, as the Company can demonstrate the commercial viability of its Conserver 21(TM) Program. The Company currently has no orders and there can be no assurance that potential customers will be willing to incur the costs of the Conserver 21(TM) Program. In addition, the use of Conserver 21(TM) in a post-harvest quality maintenance assurance program such as the Conserver 21(TM) Program has not yet been demonstrated on a commercial basis outside of Spain. There can be no assurance regarding whether or when the Company will successfully implement its business plan or operate profitably. See "Risk Factors."


     The Company currently estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements, including additional expenditures for inventory purchase (including the repayment of $500,000 plus interest accrued at 10% to James Stanton, a director of the Company, for a loan made on behalf of the Company to Agrotech pursuant to the Distribution Agreement for the prepayment of these purchases), leasing new office space, warehouse space, and establishing a laboratory facility, for a period of at least 24 months following the consummation of this Offering. The continued expansion and operation of the Company's business beyond such 24 month period may be dependent on its ability to obtain additional financing. In the event the Company's plans change, its assumptions prove to be inaccurate or the net proceeds of this Offering together with the privately raised funds prove to be insufficient to fund operations (as a result of future changes in the industry, general economic conditions, unanticipated increases in expenses or other factors) the Company may be required to seek additional financing. Any additional equity financing may be dilutive to stockholders and debt financing, if available, will likely include restrictive covenants, including financial maintenance covenants restricting the Company's ability to incur additional indebtedness and to pay dividends. The Company has no current arrangement with respect to, or sources of, additional financing and there can be no assurance that any needed financing would be available to the Company on acceptable terms, or at all. The Company's ability to obtain additional financing will depend upon, among other things, the willingness of financial organizations to participate in funding and the Company's financial condition and results of operations.


     The Company's future performance will be subject to a number of business and other factors, including those beyond the Company's control, such as economic downturns and changes in the marketplace, as well as the level of competition and the ability of the Company to successfully implement its business strategy and effectively monitor and control its costs. Further, there can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations.

                                    BUSINESS

THE COMPANY

     Conserver Corporation of America (the "Company") has licensed the exclusive right to distribute, market, sell and otherwise commercially exploit Conserver 21(TM), a product composed of a non-toxic mixture of sepiolite and mineral salts, in the United States and Canada through March 2022, subject to extension. In addition, the Company holds an option and a right of first refusal to exercise such rights throughout the world. Tests have been performed on Conserver 21(TM) over the past 35 months variously by the Company, the manufacturer of Conserver 21(TM), its predecessor in interest and companies with which it contracted. In addition, various non-affiliated laboratories, commissioned by certain of the aforementioned entities from time to time in various parts of the world, utilizing independently derived protocols, have demonstrated that the use of Conserver 21(TM) can extend the post-harvest life of fruits, vegetables and flowers.

     Conserver 21(TM) works like a sponge by cleansing ethylene and other gases emitted by fruits, vegetables and flowers from the atmosphere of a storage or transport container thereby retarding their spoilage, lengthening their post-harvest life and minimizing their shrinkage during ripening. These gases, if allowed to remain in the atmosphere of the container, would be reabsorbed by the perishable cargo during its maturation process, resulting in its accelerated decay. Conserver 21(TM) also releases carbon dioxide and water vapor, thereby assisting fruits, vegetables and flowers to maintain their freshness. Conserver 21(TM), a non-invasive product, is manufactured in the form of cylindrical granules and placed in sealed filters or packets which are then positioned within a storage or transport space.

     The Company believes that Conserver 21(TM) can be used in conjunction with a comprehensive quality assurance maintenance program to provide more commercially saleable fruits, vegetables and flowers more reliably and cost effectively than is achieved by current industry practices. It is currently common for some growers of fresh fruits and vegetables to pick and ship their products prior to their being fully ripened in an effort to reduce spoilage and to minimize the extent of the natural decay that occurs in the transportation of perishables. This often results in delivery of fruits and vegetables that are unevenly ripened, have less mass and a compromised taste. Growers and distributors have resorted to using expensive storage and transportation methods in an effort to reduce the incidence of such commercially unsatisfactory products. The Company believes that Conserver 21(TM) which, for illustrative purposes, has the capacity, as demonstrated by independent testing, to extend the post-harvest life of certain varieties of tomatoes, strawberries, sweet peppers and lilies by as much as 7, 10, 9 and 5 days, respectively, offers an improved alternative to such methods. The Company intends to develop a quality assurance maintenance program utilizing Conserver 21(TM) that will provide fruit, vegetable and/or flower inspection and supervision services from point of harvest or packing to point of retail sale (the "Conserver 21(TM) Program"). The Company intends to market the Conserver 21(TM) Program to growers, distributors, supermarket chains and other retailers who can benefit from the availability of more saleable perishables.

     The Company believes that the Conserver 21(TM) Program can offer the following benefits:

     - Increase the shelf-life of fruits, vegetables and flowers.

     - Increase the sugar content, enrich the color and enhance the weight and taste of fruits and vegetables which will be able to be harvested nearer their height of ripeness.

     - Reduce the shrinkage and spoilage of fruits and vegetables during storage resulting in a greater product yield available for sale by supermarkets and other retailers.

     - Reduce the time and expense involved in handling and sorting produce in storage and transport.

     - Extend the selling season for many fruits and vegetables.

     - Reduce the costs of transporting highly perishable fruits, vegetables and flowers as slower and less expensive means can be utilized due to the longer post-harvest life of the perishables.

     The Company also, over time, intends to utilize its rights to distribute the product throughout the world and explore the efficacy of Conserver 21(TM) in aiding food distribution to areas suffering with agriculturally inhospitable climates as well as its use in opening new markets for fresh fruits and vegetables which were previously deemed too perishable to access distant countries.

     The Company's distribution and marketing rights are derived from the Distribution Agreement with Agrotech 2000, S.L. ("Agrotech") a Spanish company that manufactures and packages Conserver 21(TM) near Madrid and whose principal stockholder is Alfonso de Sande Moreno, the developer of Conserver 21(TM). Sr. Moreno has assigned or caused the assignment of all rights, title and interest in and to the patents and other intellectual property underlying Conserver 21(TM) to Agrotech.

MARKET OVERVIEW

     The Company has targeted the fruit, vegetable and flower markets for the initial introduction of its Conserver 21(TM) Program. The fresh fruit market generated (in billions) $16.7 and $15.9 in U.S. retail sales in 1995 and 1994, respectively, while the fresh vegetable market generated $42.0 and $38.9 in U.S. retail sales in 1995 and 1994, respectively. The flower market generated $14.1, $13.2, and $12.9 in U.S. retail sales in 1995, 1994, and 1993, respectively.

     Over the last decade, there has been a significant increase in demand for high quality fresh fruits and vegetables. The Company believes that this demand is evidenced by the increase in vine-ripened and organic products, the increased supply of fresh-cut salads and fruits and the trend among growers to employ company branding of fresh produce.


     The Company believes that today's consumers will purchase branded produce because of the expectation of uniform quality associated with established brands. For example, names like Dole(TM) and Chiquita(TM) have become synonymous with premium quality pineapples and bananas. The Company believes it can generate consumer loyalty and establish the kind of brand name market success that has been achieved with processed foods, but has been comparatively undeveloped to date in the fresh produce market. The Company believes that its Conserver 21(TM) Program will be attractive to growers and retailers who want to offer branded fruits and vegetables with an extended post-harvest life as well as uniform quality.


     The Company also believes that the Conserver 21(TM) Program will be attractive to flower growers and retailers. Approximately 48%, or $6.7 billion, of the flowers sold in the United States are from foreign countries. Using the Conserver 21(TM) Program would lessen the time pressure of delivery and enable the flowers to be transported by cargo ship or other economical means, thereby reducing the transportation cost.

     Depending upon the success of the Conserver 21(TM) Program in the United States and Canada, the Company expects to be able to explore the commercial opportunities of using the Conserver 21(TM) Program in other countries and accessing previously untapped markets for fruits and vegetables.

COMPETING PROCESSES

     There are several methods used today to extend the post-harvest life of fruits, vegetables and flowers. The most commonly used are ethylene "adsorbers," modified atmosphere packaging, controlled atmosphere systems and gamma irradiation.

     Ethylene Adsorbers reduce the amount of ethylene in the atmosphere surrounding produce, by adsorbing the ethylene being released by the produce. These products can only adsorb or "scrub" ethylene until they reach their point of saturation. Without inspection and management, these products often reach their level of saturation, after which they essentially stop working, allowing the produce to rapidly decay and spoil. Additionally, they are often not marketed in an integrated fashion which would provide a service and benefit to shippers, retailers and consumers. The Company believes that these products are of significantly reduced efficacy and value in a humid environment, which greatly limits their usefulness on a practical basis.

     Modified atmosphere packaging involves changing the mixture of gases (usually nitrogen and carbon dioxide) in the atmosphere in which fruits, vegetables and flowers are stored or shipped to prevent the growth and spread of mold. In a typical modified atmosphere system, gases are introduced to control the enzyme systems that cause tissue respiration. Although modified atmosphere systems can assist in the reduction of mold, they do not restrict the normal spoilage and decay process of fruit and vegetables. Another drawback is that each variety of produce has to be stored separately because of its differing requirements for preservation.

     Controlled atmosphere systems maintain a pre-defined mixture of poisonous gases in the atmosphere surrounding fruits or vegetables, by constantly measuring and replenishing the component gases as needed. When fruit is released from such an artificial environment, however, there is a significant possibility of the entire stored load being spoiled and unfit for sale or consumption (sources normally estimate this likelihood at 2-5%). In addition, fruits and vegetables spoil quickly and unpredictably after release from this artificial environment. As a result, the Company believes that the controlled atmosphere process represents only a partial solution to some of the problems of long-term storage. Additionally, it is publicly unpopular to treat foods in a poisonous gas environment, however scientifically harmless to the foods.

     Gamma irradiation in carefully controlled dosages can be effective in controlling decay and insect infestations on such produce as papayas, mangos, bananas, pineapples and grapefruits. Commercial application of gamma irradiation is limited due to the cost and size of the equipment required for the treatment, as well as public reluctance to purchase and consume irradiated foods. In a less costly and sophisticated solution, ultraviolet lamps are sometimes used to control bacteria and mold in refrigerated storage. Although ultraviolet light can play a role in the control of bacteria and fungi, it has no effect on preventing or slowing the decomposition and decay of fruits, vegetables or flowers.

CONSERVER 21(TM)

     The Company believes that use of its Conserver 21(TM) Program offers a natural, non-invasive method of extending the post-harvest life of fruits, vegetables and flowers for a longer period of time than any other currently utilized technique. Conserver 21(TM), which is composed of sepiolite and mineral salts, works like a sponge. When placed in a storage or transport area with fresh fruit, vegetables and flowers, it adsorbs gases, most notably ethylene, detrimental to the preservation of food and also stimulates the creation of carbon dioxide and water vapors. This combination of ethylene removal, which helps delay the food maturation process, and the increase in carbon dioxide and water vapors, which enhances the produce's natural ability to remain vital, produces a uniquely beneficial environment for post-harvest life extension. Unlike other methods of extending post-harvest life, Conserver 21(TM) is not applied directly to the fruits, vegetables or flowers or into the environment.

     Conserver 21(TM) is manufactured in the form of cylindrical granules and is currently available in two packaged forms: filters and packets. The filters are designed to be placed in front of the vents of air conditioning or ventilation systems of storage areas and transport vehicles so that the gases emitted by fruits, vegetables and flowers can be adsorbed. Each filter provides the effective coverage for the volume equivalent of a 20 foot container, or approximately 30 cubic meters. Generally, filters may be attached to air vents through the use of a universal bracket, and do not require any change to the existing air conditioning or ventilation equipment. The packets can be placed in boxes or crates containing the produce being stored or shipped. The granules within the packet are activated by the gases emitted by the ripening fruits, vegetables and/or flowers.

     Conserver 21(TM) may be stored for up to 18 months in its original sealed packaging prior to being opened for use. After the sealed packaging is opened, Conserver 21(TM) retains its effectiveness for up to 30 days, depending on the particular environment in which the product is being used. Each filter or packet will be bar coded or otherwise identified, to insure its use only prior to its expiration date and so each filter or packet can be tracked from its initial point of installation until it is returned to the Company.

     Tests conducted by independent laboratories over the last 35 months in France, Spain, The Netherlands, Denmark, Israel and the United States, as well as the Company's own market tests with potential customers, have demonstrated that Conserver 21(TM) can scrub over 70% more ethylene than competitive products in simulated trials and can also retard the spoilage of perishable produce and flowers, lengthen their post-harvest life and reduce shrinkage in the transport process.

CONSERVER 21(TM) PROGRAM

     The Company's Conserver 21(TM) Program is intended to ensure that fruits, vegetables and flowers purchased from growers meet quality standards of freshness which are then maintained through the packing and transportation process until delivery and sale to the consumer.

     Pre-Transport Inspection. Prior to shipping, the fruits, vegetables or flowers will be inspected by one of the Company's technical representatives. The Company intends primarily to hire retired or off-duty inspectors from the United States Department of Agriculture, already experienced in the area of food and flower inspection, to act as technical representatives.

     The Company's inspection standards will be formulated to ensure that the fruits, vegetables or flowers subject to inspection are:

     - at the optimal level of maturation and ripeness, freshly harvested and free from visually apparent disease; and

     - in conformity with quality standards established by the Company's customers relating to taste, smell and appearance.

     Conserver 21(TM) Installation. After inspection, the Company's technical representatives will install, or oversee the installation of, Conserver 21(TM) filters or packets at appropriate sites, including trucks, storage areas, cooling rooms and warehouse areas, in accordance with protocols being developed by the Company for each particular line of fruits, vegetables and flowers.

     Post-Transportation Inspection and Collection. Depending upon the customer's requirements, shipped items may be re-inspected at the point of retail warehouse delivery by a technical representative during unloading and delivery to ensure that quality standards have been maintained during the storage and shipping process.

     Potential Benefits.

     - Higher Level of Consumer Satisfaction. Retail distributors using the Conserver 21(TM) Program will be able to offer customers higher quality produce without a significant increase in cost. Foods which were previously harvested before maximum ripeness to avoid spoilage in shipping can now be harvested when riper. Generally, harvesting nearer to peak maturation means that most fruits and vegetables will have a higher sugar content, richer color and better taste. In addition, the selling season for produce which is not available year-round can be extended because riper produce can be harvested, stored with reduced spoilage and delivered for retail sale "out of season."

     - Reduced Shipping Costs. In some instances, retail distributors' cost of products may decrease significantly due to the Conserver 21(TM) Program, which can slow the decay of highly perishable items, thereby allowing shipment by less expensive means of transport than otherwise used. Unusual and exotic produce and flowers which currently have to be shipped overseas via air transport can be shipped via slower, less expensive means of transport.

     - Increased Weight. The Conserver 21(TM) Program should generally result in a higher weight yield of fruits, vegetables and flowers upon delivery because of reduced spoilage. Since the retail distributor often pays the grower by weight at the time of transport, this would generate increased profitability for growers. In addition, the production of water vapor attributable to the use of Conserver 21(TM) reduces the amount of shrinkage in the cargo during shipment. Consequently, if there is less spoilage and shrinkage through the use of Conserver 21(TM), the weight and marketability of fruits and vegetables delivered for retail sale is higher, thereby generating additional profits for the retail distributor as well.

     - Reduced Handling Costs. The Conserver 21(TM) Program, by reducing the detrimental effects of ethylene, could cut the time and expense needed to maintain shipments of produce in storage. Currently, distributors and handlers must inspect shipments by hand to remove individual fruits and vegetables whose advanced stage of decay could accelerate the maturation of the remaining fruits and vegetables. With Conserver 21(TM), the deterioration of ripened fruits and vegetables would be reduced, lessening the need for hand-inspections and eliminating the cost for those extra inspections as well as the costs incurred by the delay in the shipment of fruits, vegetables and flowers to market.

BUSINESS STRATEGY

     Market Opportunities. Based on tests performed and commissioned by the Company, Agrotech and its predecessor in interest, and other companies with which it contracted, the following examples highlight some of the market opportunities for the Company's Conserver 21(TM) Program.

     - Strawberries
                 Growers and distributors in California ship more than 600 million pounds of strawberries annually, most requiring transport over several days. The post-harvest life of strawberries can be extended for up to 10 additional days utilizing Conserver 21(TM), resulting in greater volume and higher quality berries for distributors to sell.

     - Oranges   Conserver 21(TM) can extend the post-harvest life of certain types of oranges from 21 days to as much as 60 days allowing growers to harvest at the end of the season when the oranges are at their highest quality.

     - Tomatoes  Most tomatoes are harvested before they are ripe and then ripened to specific customer specifications by repackers using a "forced ripening" system. This results in compromised taste and added expense. The Company believes that Conserver 21(TM) can extend the post-harvest life of tomatoes from 12 to as much as 40 days, enabling tomatoes to be harvested when they are vine ripened and allowing them to be sold for a premium price, at their maximum weight and at their height of natural ripeness.

     - Flowers   Approximately 48% of the flowers sold in the United States are imported via air freight. The Company believes that its Conserver 21(TM) Program can slow down the post-harvest decay and increase the post-harvest life of certain varieties of carnations and lilies to as long as 7 and 5 days, respectively, enabling these flowers to be shipped by less expensive means of transport. In addition, Conserver 21(TM) has tested to be a factor in reducing the yellowing of "Pinto Salmon" Geranium transplants over a six day period. Because of Conserver
                 21(TM)'s efficacy, certain flowers should be able to be commercially harvested and stored longer to meet peak demand for the major holidays for flower sales -- Valentine's Day, Mother's Day and Easter.

     Initial Market Entry. In order to demonstrate projected savings to prospective customers, the Company's management and advisors will work with its prospective customers in analyzing their: (i) specific sources of supply of fruits and vegetables; (ii) distribution and storage policies; and (iii) warehouse and delivery procedures.

     After completing its analysis, the Company will request a prospective customer to agree to a demonstration by the Company of the potential cost savings and other benefits which may be derived by the prospective customer from its use of the Conserver 21(TM) Program. The Company will implement such demonstration utilizing operational procedures designed specifically for the customer, including but not limited to, pre-shipment inspections, installation and recovery of Conserver 21(TM) packets and filters and coordination with transporters and warehouses. The Company will also provide the prospective customer with an analysis of the results of the demonstration and the potential economic benefits of its use of the Conserver 21(TM) Program, all at no cost to the prospective customer. Although the Company believes that the anticipated results of these demonstrations will result in firm orders for use of the Conserver 21(TM) Program, there can be no assurance that the Company's attempts at initial market development will be successful.

     Price. The Company expects to charge customers a fee based on the weight of each shipment of fruits, vegetables or flowers it transports or stores using the Conserver 21(TM) Program. The Company intends that its fee will represent merely a percentage of the financial benefit derived by its customers through the sale of greater quantities of higher quality fruits, vegetables and flowers with reduced shipping and handling costs derived from their use of the Conserver 21(TM) Program and as a result, will represent no increased cost to the Company's customers.

     Branded Service. The Company intends to establish a Conserver 21(TM) "Freshness Seal" or other identifying trademark which will identify products utilizing the Conserver 21(TM) Program.


     Future Opportunities. In April 1997, the Company entered into an agreement with Louden Plastics, Inc. to (i) explore the possibilities of developing plastic material handling products which are compatible or usable with Conserver 21(TM) in the transport of fruits, vegetables, and flowers; and (ii) introduce the Company to prospective customers who are interested in purchasing Conserver 21(TM) as part of, for incorporation into, or for use in conjunction with such plastic material handling products. Such opportunities, if developed, could provide the Company with additional revenues from the sale of Conserver 21(TM) in connection the use of these plastic handling materials. As permitted by the development of the Company's business in the future, the Company may explore the commercial feasibility of purchasing seasonal fruits and vegetables, and storing them utilizing Conserver 21(TM) so that the stored fruits and vegetables can be sold at "out of season" premium prices. In addition the Company, as business allows, will explore the commercial applications of Conserver 21(TM) in other countries.


MARKETING RESEARCH

     The Company has engaged Mr. Elie Toledano as an advisor to assist the Company with the development of its protocols, marketing strategies and research, as well as identifying the products with which Conserver 21(TM) can be effectively utilized. Mr. Toledano had been actively involved for almost two years in organizing and supervising the testing of Conserver 21(TM).

     The Company will continue to perform studies to demonstrate the advantages of Conserver 21(TM) over ethylene adsorbers and other methods of produce life extension. The Company also expects to explore additional uses of Conserver 21(TM) in the United States, Canada and in other countries around the world as well. Such potential uses include Conserver 21(TM)'s use in pre-packaged produce items such as salads, as well as its potential to extend the lives of exotic fruits and vegetables indigenous to certain geographical locales, as well as other foodstuffs such as meat, poultry and fish, in addition to other diverse applications such as absorbing cigarette and cigar smoke. The Company will work closely with the research and development teams of Agrotech on any related modifications to Conserver 21(TM).

AGROTECH

  Introduction

     Agrotech is the Spanish company which manufactures and packages Conserver 21(TM) in all its forms in its facility near Madrid, Spain. Alfonso de Sande Moreno, the inventor of the Conserver 21(TM) technology, is Agrotech's majority shareholder. Sr. Moreno has assigned all of the patents to Conserver 21(TM) in his name to Agrotech, and is causing the transfer to Agrotech of other patents and trademark rights from Agrotech's predecessor in interest Conserver XXI, S.A., a Spanish company ("Conserver XXI") the majority shareholders of which are the sole shareholders of Agrotech.

  Prior Agreements

     In May 1995, Conserver XXI had licensed the exclusive rights to distribute and market Conserver 21(TM) worldwide to Groupe Conserver, an affiliated group of companies based in Brussels (which were not affiliated with Conserver XXI). In March, 1996 the Company entered into a distribution agreement with certain of the Groupe Conserver entities for the exclusive marketing and distribution rights to Conserver 21(TM) in the United States and Canada. That agreement was amended in October 1996. Upon learning of a dispute between Conserver XXI and Groupe Conserver, which threatened the Company's supply of Conserver 21(TM), the Company entered into an agreement with Conserver Purchasing Corporation ("Purchasing"), an unaffiliated Delaware corporation, whereby the Company, through Purchasing, would have been able to acquire substantially identical marketing and distribution rights from Conserver XXI in the event Groupe Conserver could not deliver the product. By agreement between the Company and Purchasing dated October 9, 1996, and subsequently amended on December 31, 1996, the Company agreed to lend Purchasing up to $350,000 for the purpose of enabling Purchasing to acquire an inventory of Conserver 21(TM), of which $328,550 had been advanced to Purchasing through March 31, 1997. These loans, which are payable on demand, bear interest at a rate of 8% per annum and are collateralized by a lien on Purchasing's inventory of Conserver 21(TM). The Company expects that it will take the inventory from Purchasing in repayment of the loan. Due to the establishment of insolvency proceedings in Brussels regarding Conserver Investments, S.A., the controlling entity of the Groupe Conserver affiliates, and other perceived breaches, including Groupe Conserver's loss of its rights from Conserver XXI, the Company terminated its distribution agreement with Groupe Conserver in March of 1997. The Company subsequently entered into the Distribution Agreement with Agrotech directly.

  Distribution Agreement

     In March 1997 the Company entered into the Distribution Agreement establishing it as the exclusive licensee of the right to import, promote, distribute, market and otherwise commercially exploit Conserver 21(TM) products in the United States and Canada through March 2022, subject to extension. The Company also holds the option and a right of first refusal to exercise such exclusive rights throughout the world. The Company's rights also extend to any variations on Conserver 21(TM) that may be developed and includes one, which is currently available in Spain, for use with poultry, fish and meat. The Company currently has not developed plans to use this variation of Conserver 21(TM) in the United States or Canada but may do so in the future, in compliance with applicable regulatory restrictions.


     Under the terms of the Distribution Agreement, the Company must purchase a minimum of $2,000,000 of Conserver 21(TM) products by April 1998 and must continue to meet agreed upon minimum annual purchase goals to retain the exclusivity of its rights. The Company is to pay Agrotech a stated per-unit price for each sachet and filter of Conserver 21(TM), and is also required to pay Agrotech a 4% royalty on net revenues derived from the Company's sales of Conserver 21(TM). Royalties are payable 45 days after the end of each calendar quarter. Net revenues are defined as the gross proceeds actually received by the Company from the commercial exploitation of Conserver 21(TM) reduced by the cost of packing, freight, insurance and federal, state and local taxes. Agrotech has the right to borrow up to $1,000,000 from the Company as of May 1, 1997 and up to an additional $500,000 commencing ninety (90) days after the offering with such rights to borrow such amounts being exercisable throughout the term of the Distribution Agreement. Loans shall be made at the one year interest rate for Spanish Pesetas published in the Financial Times on the nearest business day following each anniversary of the Effective Date. $1,000,000 of such loans shall be repayable over a three year period as an offset against Conserver 21(TM) purchases by the Company in excess of $2,000,000 annually and $500,000 of such loans shall be payable out of royalties which may be due Agrotech from such sales over a 3 to 4 year period. To date, $500,000 has been borrowed by Agrotech, which amount has been funded by James Stanton, a Director of the Company, on behalf of the Company. The Company shall repay Mr. Stanton in full plus interest accrued at a rate of 10% per annum out of the proceeds of the Offering. Charles Stein has agreed to personally guarantee a portion of the Company's repayment obligation to Mr. Stanton.


     Agrotech has the right, in its discretion, to substitute variations of Conserver 21(TM) to fulfill the Company's orders but has covenanted that any such product substitutions shall, at a minimum, meet currently approved Conserver 21(TM) standards and shall be saleable in the same or compatible formats as is needed by the Company for the Conserver 21(TM) Program. Agrotech has also agreed to alter the existing Conserver 21(TM) formats at the Company's request if, in the Company's discretion at any time such modification should be necessary.

     Pursuant to the terms of the Distribution Agreement, Agrotech has represented and warranted that the Company has the exclusive right in the United States and Canada to use the trademark "Conserver 21(TM)" for use in connection with the marketing of Conserver 21(TM) Products.

     The Distribution Agreement is automatically renewable beyond the Initial Term for subsequent annual periods; provided, however, that the Distribution Agreement can be terminated by either party by written notice ninety days prior to the end of the Initial Term or prior to the end of each succeeding annual term.

     The Distribution Agreement (i) will be terminated automatically in case of the insolvency or bankruptcy of one of the parties; or (ii) may be terminated by either party for the substantial breach of any material provision by the other party if the breaching party has not cured such breach within 30 days of written notice thereof.

SOURCES OF SUPPLY; MANUFACTURING

     Conserver 21(TM) is currently exclusively manufactured and packaged by Agrotech in its own facilities located near Madrid, Spain. The Company believes that its Conserver 21(TM) supply requirements, will fall within Agrotech's current manufacturing capacity. See "Use of Proceeds."

     The Distribution Agreement requires the Company to make loans to Agrotech for the enhancement of its manufacturing capacity, as may be needed from time to time to keep pace with demand. The Company does not have the right to build its own facility. See "Risk Factors -- Sole Source of Supply; and "Business --".

REGULATORY REQUIREMENTS


     The Company's intended utilization of Conserver 21(TM) to adsorb gases in storage or transport containers filled with fruits, vegetables and flowers will result in the natural production of carbon dioxide, which will have the effect of retarding the growth of microorganisms and fungi also present in such containers. Such retardation effect, however, may result in the technical classification of Conserver 21(TM) as a "pesticide" under the rules and regulations of the United States Environmental Protection Agency ("EPA") and thus subject Conserver 21(TM) to the provisions of the Federal Insecticide Fungicide and Rodenticide Act ("FIFRA"). The Company and its special counsel, based on a review of the relevant statutes and regulations, have taken the position that Conserver 21(TM) is not a pesticide. The Company has requested a confirmation from the EPA that Conserver 21(TM) is not a pesticide, which request has not as yet been acted upon. There can be no assurance that the EPA will not determine Conserver 21(TM) to be a pesticide. Pesticides are required to be registered with the EPA and their use is subject to compliance with EPA labeling and packaging requirements. If the EPA determines that Conserver 21(TM) is a pesticide, the Company will promptly proceed with EPA registration as both FIFRA and applicable customs regulations prohibit the importation of unregistered pesticides under penalty of possible civil and criminal sanctions. FIFRA registration may require the performance of formal tolerance studies of Conserver 21(TM)'s interaction with fruits and vegetables, which the Company estimates may cost it between $75,000 and $150,000, and would take at least six months to complete, thereby extensively delaying the Company's planned commercialization of the Conserver 21(TM) Program. There can be no assurance that the registration procedure will not entail longer delays and greater costs and expenses. Based on its review of applicable regulations, the Company believes that Conserver 21(TM) is not subject to United States Department of Transportation hazardous materials requirements which regulate the transport of certain hazardous substances.


     The Company's proposed use of Conserver 21(TM) does not currently subject it to any other material federal, state, or local regulatory approvals. The Company has not, however, undertaken any investigation as to the applicable requirements that may be imposed by regulatory agencies in Canada. There can be no guaranty that such legal restrictions will not cause a delay in the Company's ability to commercially develop the Conserver 21(TM)Program in Canada.

INSURANCE

     The Company currently maintains comprehensive general liability and property insurance with coverage of $1,000,000 per occurrence and umbrella insurance of $4,000,000 per occurrence. There can be no assurance that such coverage will be adequate to protect the Company from all potential losses.

EMPLOYEES

     As of March 31, 1997, the Company had eight employees, including its five executive officers.

FACILITIES

     The Company maintains its headquarters in an executive office suite in Coral Gables, Florida, on a month-to-month basis at a rental of approximately $6,000 per month. The Company occupies approximately 1,000 square feet of office space, has the right to use common areas and conference rooms and receives office services. The Company also maintains an office in New York City at a cost of approximately $3,845 per month. After the Offering, the Company expects to move its Florida offices to a larger facility in the south Florida area although the Company has not entered into any negotiations for such facilities. The Company also intends to retain its office space in New York after the Offering.

LEGAL PROCEEDINGS

     The Company is not presently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:


                    NAME                     AGE                   POSITION
    -------------------------------------    ----    -------------------------------------
    Charles H. Stein.....................      65    Chairman, President and Chief
                                                       Executive Officer
    James V. Stanton.....................      65    Vice Chairman and Director
    Douglas C. Rice......................      53    Executive Vice President -- Chief
                                                       Operating Officer
    Miles R. Greenberg...................      40    Senior Vice President -- Finance,
                                                       Treasurer and Chief Financial
                                                       Officer
    Jeffrey H. Berg......................      53    Vice President -- Research and
                                                       Development
    Gerald M. Breslauer..................      60    Vice President -- Administration and
                                                       Secretary
    Michael Stanton......................      23    Vice President -- Special Projects
    Brian J. Bryce.......................      62    Director
    Jay M. Haft..........................      61    Director
    Michael Jay Scharf...................      54    Director



     CHARLES H. STEIN has been Chairman, President and Chief Executive Officer of the Company since its inception in March 1996. From June 1994 until March 1996, Mr. Stein was a private investor and consultant. From October 1993 until June 1994, Mr. Stein was Chairman of HMI International Ltd., a Florida based wholesaler and retailer of resale products. From 1985 to 1987, he was President and Chief Executive Officer of Night Hawk Resources, Ltd. (Vancouver Stock Exchange) which was engaged in oil and gas exploration in Texas and Alaska. Prior thereto and from 1987, Mr. Stein was a private investor. Early in his career, Mr. Stein pioneered the concept of packaging fresh orange juice in "milk-type" cartons, which concept was sold to Kraft Foods, Inc. From December 1968 to October 1983, Mr. Stein was Chairman and Chief Executive Officer of Hardwicke Companies Inc. (Nasdaq), which built, developed, or operated more than 50 restaurants (including Tavern on the Green, Maxwell's Plum, and Benihana), health spas, theme parks in North America, Europe and Asia (including Great Adventure in New Jersey), and duty-free shops. Prior to 1968, he was President and Chief Executive Officer of Kitchens of Sara Lee, the world's largest bakery, as well as a director, member of the Executive Committee, and a Vice President of Consolidated Foods Corporation (NYSE), the parent company of Sara Lee.


     JAMES V. STANTON has been Vice Chairman and a director of the Company since its inception. From 1981 to 1988 he served as Executive Vice President of the Delaware North Company, one of the largest privately held food companies in the United States. Mr. Stanton has been an attorney and a registered lobbyist in Washington, D.C. since 1988, and represented the 20th Congressional District of Ohio in the United States House of Representatives from 1971 to 1977, where he served on the Select Committee on Intelligence, the Government Operations Committee, and the Public Works and Transportation Committee.

     DOUGLAS C. RICE was appointed Vice President -- Corporate Development of the Company in May 1996 and appointed Executive Vice President and Chief Operating Officer in April 1997. Prior to joining the Company and from 1986, Mr. Rice was an independent food technologies consultant, during which time he provided advice and guidance for six years to the Charoen Pokphand Group, one of Asia's largest food producers, on the operation, financing, management and distribution aspects of businesses specializing in shrimp, fish, and chicken products.

     MILES R. GREENBERG was appointed Vice President and Chief Financial Officer of the Company in September 1996 and appointed Senior Vice President on January 18, 1997. From 1994 until joining the Company, Mr. Greenberg served as Vice President and Chief Financial Officer of F3 Software Corporation

("F3"), a developer and marketer of electronic forms composition and automation software. From 1992 until assuming his positions at F3, he served as Controller of BLOC Development Corporation (former parent company of F3), a publicly held entity primarily engaged in the development, publishing and direct marketing of computer software and hardware products. From 1985 to 1992, Mr. Greenberg served as Vice President and Chief Financial Officer of The Levenshon Companies, Inc. and its affiliates, a diversified financial services company. Mr. Greenberg is a Certified Public Accountant formerly with KPMG Peat Marwick.

     GERALD M. BRESLAUER has been Vice President -- Administration of the Company since its inception. From 1991 until he joined the Company in March 1996, Mr. Breslauer was an agent of The Equitable Life Assurance Society of the United States and the Equitable Variable Life Insurance Company and was a registered representative of Equico Securities, Inc. Mr. Breslauer is licensed to practice law in the State of New York.

     MICHAEL STANTON was appointed Vice President-Special Projects in April 1997. Mr. Stanton is the son of James Stanton, Vice Chairman and Director of the Company and is a graduate of the College of the Holy Cross in 1996. Mr. Stanton shall serve the Company in identifying and developing new business opportunities and special project applications for Conserver 21(TM.)

     BRIAN J. BRYCE has been a director of the Company since July 1996. Since 1988, Mr. Bryce has been the sole principal and a director of Bryce & Company, Limited, a consulting firm engaged in project finance. Mr. Bryce was employed by Hyatt International Corporation from 1969 until 1988, initially as a Vice President, ultimately becoming Vice Chairman in 1981.


     JAY M. HAFT has served as a director of the Company since October 1996. A practicing attorney for over 25 years, Mr. Haft also serves as Chairman of Noise Cancellation Technologies, Inc., Extech, Inc., Jenna Lane, Inc. as well as director of five other public companies whose respective securities are traded on The Nasdaq Market. He is a Managing General Partner of Venture Capital Associates, Ltd. and of Gen Am "1" Venture Fund, a domestic and an international venture capital fund, respectively. From 1989 until 1994, he was a partner at Parker Duryee Rosoff & Haft, counsel to the Company, in New York, New York. He is currently of counsel to such firm. He is a member of the Florida State Commission for Government Accountability to the People.


     MICHAEL JAY SCHARF has been a director of the Company since September 1996. Mr. Scharf has been Chairman, President and Chief Executive Officer of Niagara Corporation (formerly International Metals Acquisition Corporation), a publicly held specialty steel and metal company, since 1993. From 1989 until 1993, Mr. Scharf was a private investor. From 1983 until 1989, he was Chairman and Chief Executive Officer of Edgecomb Corporation, a leading independent metals distribution company which was sold in 1989 to the Blackstone Group. Mr. Scharf is also a director of Financial Services Acquisition Corp., a publicly held company.

     JEFFREY H. BERG, PH.D. was appointed Vice President of Research and Development in January 1997. He will assume such office upon the effectiveness of the Offering. Dr. Berg, who has agreed to devote approximately 50% of his working time to Company affairs, will also seek new business opportunities for the Company that are compatible with its current or future business. Since 1987 Dr. Berg has worked in the financial community as an analyst covering the health care industry, including as a part-time employee of M. H. Meyerson & Co., Inc., a financial services firm, since September 1995. From 1981 to 1987 Dr. Berg worked at PA Technology, an international consulting agency where he counseled clients in the food industry and the health care industry. From 1974 to 1981 he led product development laboratories at Johnson & Johnson's Patient Care Division, and subsequently for the Consumer Products Division of Ortho Pharmaceutical Corporation. Dr. Berg received a Ph.D in organic chemistry from New York University in 1969 and subsequently spent four years at General Foods in research.


     The Company has agreed that, for a period of five years from the effective date of the Registration Statement, the Underwriter may designate one person to be elected to the Board of Directors of the Company or, in the alternative, the Underwriter may designate one person to attend all meetings of the Company's Board of Directors and to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to members of its Board of Directors. Such designee may be an officer or director of the Underwriter. If the Underwriter's designee is elected to the Board of Directors such designee shall sit on the Company's Audit Committee. The Company has agreed to reimburse the designee of the Underwriter for his reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Company's Board of Directors and the Underwriter's designee shall receive the same compensation as the Company's other non-employee directors for service as a director. The Underwriter has not designated an individual to serve in such capacity. See "Underwriting."


BOARD COMPOSITION


     The Company currently has authorized five directors. In April, 1997, the Board approved subject to stockholder approval, an amendment to the Company's Amended Certificate of Incorporation to provide for a classified Board of Directors effective upon closing of this Offering. In accordance with the terms of such amendments, the Company's Board of Directors will be divided into three classes. Class A, will consist of two stockholders (Messrs. Haft and Scharf) whose term shall expire at the Company's annual stockholder meeting of 1998. Class B, will consist of two directors (Messrs. Stanton and Bryce) whose term shall expire at the Company's annual stockholder's meeting of 1999. Class C shall consist of one director, Charles Stein whose term shall expire at the Company's annual stockholder meeting of 2000. At each annual meeting of stockholders beginning with the 1998 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, such class will consist of an equal number of directors. All stockholders of the Company's Common Stock shall be able to vote in elections for the directors of each Class.


BOARD COMMITTEES


     The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The responsibility of the Audit Committee (which, upon completion of this Offering, will consist of Messrs. Stanton, Bryce and Scharf) include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and result of their audits, and reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff. If a designee of the Underwriter is elected to the Company's Board of Directors, such designee will also serve as an outsider director on the Audit Committee. The Compensation Committee (which, upon completion of this Offering, will consist of Messrs. Stein, Stanton and Scharf) has responsibility for establishing and reviewing employee compensation. The Stock Option Committee (which, upon completion of this Offering, will consist of Messrs. Stein, Bryce and Haft) has responsibility for administering and interpreting the Company's 1996 Stock Option Plan (the "Plan"), and determining the recipients, amounts and other terms (subject to the requirements of the Plan) of options which may be granted under the Plan from time to time.


COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information concerning the aggregate total annual salary and bonus paid or accrued by the Company for services rendered from inception through November 30, 1996 to its chief executive officer.

                              ANNUAL COMPENSATION

                                  PRINCIPAL                                                    ALL OTHER
          NAME                     POSITION            SALARY$        BONUS$     OPTIONS     COMPENSATION$
-------------------------  ------------------------    -------        ------     -------     -------------
Charles H. Stein.........  Chief Executive Officer        0(1)           0          0              0

---------------
(1) Pursuant to his employment agreement with the Company, Mr. Stein will begin drawing an annual salary of $125,000 upon the consummation of this Offering together with such additional increases as the Company's Board of Directors, in its sole discretion, from time to time determines are appropriate. The Company recorded non-cash compensation charges of $130,000 for services contributed by Mr. Stein from inception through February 28, 1997.

EMPLOYMENT AGREEMENT

     Upon consummation of this Offering, the Company will enter into an employment agreement with Charles H. Stein, President and Chief Executive Officer of the Company. The agreement will have a three-year term which renews for an additional year on each anniversary of the agreement, and will provide for an annual base compensation of $125,000 together with such additional increases as the Company's Board of Directors, in its sole discretion, from time to time determines are appropriate. The agreement provides for certain employee benefits including medical insurance, vacation and a car allowance, and also contains a non-competition provision covering the term of the agreement as well as for 36 months following termination.

STOCK OPTION PLAN

     The Company's Board of Directors has adopted the Plan for officers, employees, directors and consultants of the Company or any of its subsidiaries. The Plan authorizes the granting of stock options to purchase an aggregate of not more than 1,300,000 shares of the Company's Common Stock.

     The Plan is administered by the Stock Option Committee of the Company's Board of Directors (the "Committee"). In general, the Committee will select the persons to whom options will be granted and will determine, subject to the terms of the Plan, the number, the exercise period and other provisions of such options. The options granted under the Plan will be exercisable in such installments as may be provided in the grant.

     Options granted to employees may be either incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or non-ISOs. The Committee may determine the exercise price, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) of the fair market value (as defined in the Plan) of the Company's Common Stock at the date of grant. The aggregate fair market value (determined at time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

     All options will be evidenced by a written agreement containing the above terms and such other terms and conditions consistent with the Plan as the Committee may impose. Each option, unless sooner terminated, shall expire no later than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of the grant, as the Committee may determine. The Committee has the right to amend, suspend or terminate the Plan at any time, provided, however, that unless ratified by the Company's stockholders within 12 months thereafter, no amendment or change in the Plan will be effective: (a) increasing the total number of shares which may be issued under the Plan; (b) reducing below fair market value on the date of grant the price per share at which any option which is an ISO may be granted;
(c) extending the term of the Plan or the period during which any option which is an ISO may be granted or exercised; (d) altering in any way the class of persons eligible to participate in the Plan; (e) materially increasing the benefits accruing to participants under the Plan; or (f) with respect to options which are ISOs, amending the Plan in any respect which would cause such options to no longer qualify for ISO treatment pursuant to the Code.

     As of the date hereof, 805,000 options have been granted under the Plan.

ADVISORS


     Mr. Walter Ford, on an as needed basis, will assist the Company's management in developing potential clients. Mr. Ford has 46 years of experience in the produce industry, including: (i) 25 years with Kroger Supermarkets with whom he served in a variety of capacities including senior produce buyer for a 138 store district and Assistant Division Merchandiser in charge of field merchandising; (ii) 4 years as Senior Produce Buyer for Schnuck Markets Inc.; and (iii) most recently serving as Vice President-Produce of Bi-Lo Supermarkets in Greenville, South Carolina. Ahold, a major global supermarket retailer, has acquired seven U.S. regional supermarket chains, including Bi-Lo, Edwards, Tops Markets, Giant Foods, Stop 'n Shop, Finast, and Pic-n-Pay, and has combined their purchasing and marketing functions. Mr. Ford for many years directed all these combined produce functions.

     Mr. Elie Toledano has been engaged by the Company as an advisor to assist the Company with the development of its testing protocols, marketing strategies and research, as well as identifying the products with which Conserver 21(TM) can be effectively utilized. Mr. Toledano served as Groupe Conserver's scientific coordinator for almost two years, during which time he was responsible for organizing and supervising the testing of Conserver 21(TM) in laboratories around the world.

KEY EMPLOYEES


     Dr. Guiwen Cheng, Ph.D had been engaged by the Company as an advisor to assist the Company with research on, and testing and evaluation of, Conserver 21(TM) and was formally retained as Manager of Research and Development in April 1997. Dr. Cheng had been a research associate in the University of Florida Horticultural Sciences Department since 1994 and, before that, held a similar position with the University of California Davis, Department of Pomology. Dr. Cheng has advanced degrees from two post-harvest technology academic centers including an M.S. in Horticulture from the University of California, Davis and a Ph.D. in Horticulture from Oregon State University. Dr. Cheng has published over 20 papers on various aspects of post-harvest horticultural technology.


COMPENSATION OF DIRECTORS


     Following the consummation of this Offering, directors who are not employed by the Company will be paid fees of $1,000 for each meeting a director attended in person and reimbursement of any attendant personal expenses incurred in connection therewith. In addition, all directors will be reimbursed for expenses incurred on behalf of the Company. Directors of the Company are eligible for grants of options under the Company's Stock Option Plan.


INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("DGCL"), the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the DGCL). The Certificate of Incorporation provides further that the Company shall indemnify to the fullest extent permitted by the DGCL any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of the Company. Subject to the Company's Certificate of Incorporation, the By-laws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company, except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

     The Company expects to enter into separate indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Company's Certificate of Incorporation and By-laws. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes these agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Following the Company's incorporation in March 1996, the Company issued an aggregate of 4,880,167 shares of Common Stock to 24 persons, including Messrs. Stein, Stanton, Breslauer, Haft and Scharf and Conserver Investments, SA, at a price of $.001 per share.

     During the period from April 1996 through November 1996, the Company issued an aggregate of 634,400 shares of Common Stock to 49 persons at a price of $5.00 per share, including two persons who had previously acquired shares of Common Stock at $.001 per share and 30,000 shares to two adult children of James V. Stanton, a director of the Company. Subsequently in April 1997, options to purchase 500,000 shares of Common Stock were granted to these 49 persons on a pro rata basis at an exercise price of $2.00 per share.

     In March 1996, options to purchase 75,000 shares of Common Stock at an exercise price of $.50 per share were granted to Douglas Rice, Vice
President -- Corporate Development. The Company recorded compensation charges of $337,500 in connection with the issuance of such options. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation." In August 1996 warrants to purchase 150,000 shares of Common Stock at a purchase price of $5.00 per share were granted to each of Messrs. Haft and Stanton. In April 1997, options to purchase 150,000 shares of Common Stock at a purchase price of $5.00 per share were granted to each of Messrs. Haft and Stanton and options to purchase a total of 70,000 shares of Common Stock at an exercise price of $5.00 per share were granted to Michael Stanton, Vice President of the Company and James Stanton's son. In September 1996 and April 1997, options to purchase a total of 90,000 shares of Common Stock at an exercise price of $5.00 per share were granted to Miles R. Greenberg, Senior Vice President and Chief Financial Officer.

     In October and November 1996, the Company repurchased, for an aggregate repurchase price of $1,800,000, 1,366,667 of the 1,666,667 shares of Common Stock originally acquired by Conserver Investments, SA (an affiliate of Groupe Conserver) ("CI") in March 1996 in connection with the Groupe Conserver Distribution Agreement. The remaining 300,000 shares of Common Stock were transferred in November to two persons designated by the Company, each of whom are non-affiliates of both the Company and Groupe Conserver or any of their directors, officers or employees.

     Pursuant to a Stockholder Agreement dated March 7, 1996 by and among Charles Stein, Bruce Denis Allet on behalf of CI and a non-affiliate stockholder, Mr. Allet has served on the Board of Directors as a designee of CI. This agreement terminated effective upon the disposition by CI of its remaining shares of Common Stock in November 1996, and Mr. Allet subsequently resigned as a director of the Company.

     Jay M. Haft, a director of the Company, is of counsel to Parker Duryee Rosoff & Haft A Professional Corporation, which firm will be passing upon the validity of the Securities being offered by the Company.


     Since October, 1996, the Company has paid rent of $3,845 per month plus utilities to Charles H. Stein for the use of his Manhattan suite as office space for the Company. See "-- Facilities".



     In April 1997, James Stanton advanced $500,000 to Agrotech on behalf of the Company in fulfillment of a Company obligation under the Distribution Agreement. The Company shall repay Mr. Stanton in full plus interest accrued at 10% per annum out of the proceeds of the Offering. Charles Stein has agreed to personally guarantee a portion of the Company's repayment obligation to Mr. Stanton.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 15, 1997 for (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and
(iii) all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                                               PERCENTAGE BENEFICIALLY
                                                          NUMBER OF                     OWNED
                                                            SHARES           ---------------------------
NAME AND ADDRESS OF                                      BENEFICIALLY          BEFORE           AFTER
BENEFICIAL OWNER(1)                                         OWNED            OFFERING(9)     OFFERING(9)
-------------------------------------------------------  ------------        -----------     -----------
Charles H. Stein.......................................     1,000,000(2)         23.8%           15.7%
James V. Stanton.......................................       403,644(3)          8.9%            6.0%
Douglas C. Rice........................................        25,000(4)            *               *
Miles R. Greenberg.....................................            --              --              --
Jeffrey H. Berg........................................            --              --              --
Gerald M. Breslauer....................................        50,000             1.2%              *
Michael J. Stanton.....................................        26,822(5)            *               *
Brian J. Bryce.........................................       500,000(6)         11.9%            7.8%
Jay M. Haft............................................       350,000(7)          7.8%            5.2%
  201 S. Biscayne Boulevard, Suite 3000
  Miami, FL 33133
Michael Jay Scharf.....................................       200,000(8)          4.8%            3.1%
  704 Spinnakers Reach
  Ponte Vedra, FL 32082
Jasmine Trustees Ltd...................................       500,000(6)         11.9%            7.8%
  P.O. Box 675
  St. Helier, Jersey Channel Islands
Dori Kallan, Daniel Kallan and                                300,000             7.1%            4.7%
  Joshua Kallan as joint tenants.......................
  19999 Back Nine Drive
  Boca Raton, FL 33498
The SES Family Investment and                                 550,000(9)           --             7.9%
  Trading Partnership, L.P.............................
  2859 Queens Courtyard Drive
  Las Vegas, Nevada 89109
All executive officers and directors as a group (10         2,555,466            52.5%           36.3%
  persons)
  (2)(3)(4)(5)(6)(7) and (8)...........................


---------------

  * Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Unless otherwise indicated, the holders' address is c/o the Company, 2655 LeJeune Road, Suite 535, Coral Gables, Florida 33134.

 (2) Represents shares held by a trust for the benefit of Mr. Stein's spouse and children. Mr. Stein disclaims voting and investment power with respect to the shares.

 (3) Includes 20,000 shares held jointly by Mr. Stanton and his spouse and 323,644 shares of Common Stock underlying warrants and options exercisable within 60 days of the date of the Prospectus. Does not include 30,000 shares owned by Mr. Stanton's adult children.

 (4) Represents currently exercisable options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $.50 per share exercisable after March 7, 1997.

 (5) Includes 11,822 shares of Common Stock underlying options exercisable at $5 per share within 60 days of the date of this Prospectus.

 (6) Represents shares held by Jasmine Trustees Ltd., a trust established for the benefit of Mr. Bryce and his children. Mr. Bryce does not have voting or dispositive power with respect to such shares.

 (7) Includes 300,000 shares of Common Stock underlying warrants and options exercisable within 60 days of the date of this Prospectus.

 (8) Includes 200,000 shares held by the Scharf Family 1989 Trust for the benefit of Mr. Scharf and his family.

 (9) Represents shares issuable upon the exercise of warrants to be issued to this entity upon consummation of this Offering and the concurrent repayment by the Company of $1,000,000 in principal amount of indebtedness to this entity. Does not include 25,000 shares presently owned by such entity which are to be surrendered to the Company contemporaneously with such repayment of indebtedness and issuance of warrants. See Note D of Notes to Financial Statements.

(10) Assumes consummation of the SES Reacquisition upon the consummation of the Offering.

                           DESCRIPTION OF SECURITIES

     The following descriptions of the Company's securities are qualified in all respects by reference to the Certificate of Incorporation and By-laws of the Company. The Certificate of Incorporation of the Company authorizes the Company to issue up to 5,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), none of which is outstanding and 30,000,000 shares of Common Stock, par value $.001 per share.

COMMON STOCK

     As of February 28, 1997, there were 4,210,404 shares of Common Stock outstanding. There will be 6,385,404 shares of Common Stock outstanding after giving effect to the sale of the Shares offered hereby and the SES Reacquisition. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. All shares of Common Stock have equal, non-cumulative voting rights, and have no preference, exchange, preemptive or redemption rights. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable. See "Capitalization."

WARRANTS AND CONVERTIBLE SECURITIES


     Prior to the Offering, in August 1996, as a means of compensating certain founders of the Company for their efforts in connection with the organization and development of the business, the Company issued warrants to purchase 150,000, 150,000 and 25,000 shares of Common Stock to Jay M. Haft, James V. Stanton and Gregory Pilkington, respectively, at an exercise price of $5.00 per share. The Company has recorded compensation charges in the amount of $457,201 in connection with the value attributed to the issuance of such warrants. In September and November 1996, the Company issued 10% Convertible Debentures in the aggregate principal amounts of $600,000 and $150,000, respectively. The holders of the debentures may elect to convert at any time all unpaid principal and accrued interest into shares of Common Stock at a rate of $5.00 per share. The holders of the debentures have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such Securities for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Underwriter and the Company. The Underwriter has represented to Nasdaq that it will not release the Convertible Debenture holders from such restriction prior to the lapse of the twelve (12) month period. The holders of the debentures aggregating $150,000 issued in November 1996 can elect to be paid in full upon the consummation of the Offering. In addition, the Company has agreed to issue, upon the completion of the Offering, 550,000 warrants at an exercise price of $2.00 to SES and one of its affiliates. The Company anticipates that it will record a non-cash compensation charge of approximately $2,040,000 in connection with the value attributed to such issuance. SES and its affiliate have also agreed unconditionally not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of twenty-four (24) months following the effective date of the Registration Statement. See "Management's Discussion and Analysis of Financial Condition and Plan of Operation -- Liquidity and Capital Resources" and "Shares Eligible for Future Sale."


PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 5,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its Preferred Stock, and has agreed with the Underwriter to refrain from so doing for twelve (12) months following the Offering, there can be no assurance that it will not do so in the future.


OPTIONS

     As of the date of this Prospectus, options to purchase 125,000 shares of Common Stock at an exercise price of $.50 and options to purchase 1,095,000 shares of Common Stock at an exercise price of $5.00 per share have been granted to 9 persons. Of these options, 295,000 vest pro-rata over three years commencing one year from the date of grant, 500,000 options granted in January and April 1997 vest fully six months from the date of issuance, and 425,000 were fully vested upon issuance in April 1997. The Company has recorded non-cash compensation charges of $528,000 in connection with the issuance of the 125,000 options exercisable at $.50 per share and $670,000 for 925,000 of the options exercisable at $5.00 per share. Of the total options granted, 805,000 were granted under the Company's 1996 Stock Option Plan. See "Management --Stock Option Plan" and Note J[5] and [6] of Notes to Financial Statements. In addition, in April 1997, options to purchase 500,000 shares were granted to the 49 persons who purchased shares of Common Stock of the Company at $5.00 per share during the period from April 1996 through November 1996. The Company will record compensation charges of $1,020,000 in connection with the issuance of such shares which are fully vested and exercisable at $2.00 per share.

SECTION 203 OF THE DGCL

     The Company has elected to be bound by the provisions of Section 203 of the DGCL which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transactions which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.


ANNUAL AND OTHER REPORTS


     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                        SHARES ELIGIBLE FOR FUTURE SALE
     Prior to this Offering, there has been no market for the Shares. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of Shares for sale will have on the market price of the Common Stock after this Offering. Sales of substantial amounts of the Common Stock in the public market following this Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities.

     Upon completion of this Offering, the Company will have 6,385,404 shares of Common Stock outstanding (after giving effect to the SES Reacquisition). Of these shares, the 2,200,000 Shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act.

     The remaining 4,185,404 shares and the $5.00 Warrants held by existing stockholders will be restricted securities as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 which is summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market prices of the Common Stock and Warrants.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including the holding period of any securities which converted into the Restricted Shares and including the holding period of any prior owner except an affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (63,854 shares upon completion of this Offering) or the average weekly trading volume of the Common Stock reported during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated with such person) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


     All officers and directors of the Company have agreed unconditionally not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twenty seven (27) months following the effective date of the Registration Statement. Certain holders of warrants have agreed unconditionally not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such Securities for a period of twenty four (24) months following the effective date of the Registration Statement. A group of Shareholders who have also received Options to purchase common stock at $2 per share prior to the Offering have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in their securities for a period of eighteen (18) months following the effective date of the Registration Statement. Other stockholders of the Company and certain holders of options, warrants or other Securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Underwriter, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. The holders of Convertible Debentures issued by the Company between September and November of 1996 have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such Securities for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Underwriter. Nasdaq has required that the Convertible Debenture holders and the $2.00 per share Option Holders not be released from such restrictions prior to the lapse of the respective twelve (12) month and eighteen (18) month periods.

                                  UNDERWRITING


     Janssen/Meyers Associates, LP, as Underwriter, has agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriter on a firm commitment basis, the Shares at the initial offering price.



     The Underwriter is committed to purchase all the Shares of Common Stock offered hereby, if any of such securities are purchased. The Underwriting Agreement provides that the obligations of the Underwriter is subject to conditions precedent specified therein.



     The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the Securities to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such prices less concessions not in excess of $.2125 per Share. Such dealers may reallow a concession not in excess of $.10625 per Share to certain other dealers. After the commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Underwriter.



     The Underwriter has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent (5%) of the Securities offered hereby.



     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make. The Company has also agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten of which $50,000 has been paid to date.



     The Company has granted to the Underwriter an over-allotment option, exercisable during the forty-five (45) day period from the date of this Prospectus, to purchase up to an additional 330,000 shares of Common Stock at the initial public offering price per Share, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional securities proportionate to its initial commitment.



     In connection with this Offering, the Company has agreed to sell to the Underwriter, for nominal consideration, warrants to purchase from the Company up to 220,000 shares of Common Stock. The Underwriter's Warrants are initially exercisable at a price of $8.25 per share of Common Stock for a period of four
(4) years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of twelve (12) months from the date hereof, except to officers of the Underwriter. The Underwriter's Warrants provide for adjustment in the number of shares of Common Stock issuable upon the exercise thereof and in the exercise price of the Underwriter's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Underwriter's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof. The Underwriter may exercise its rights under the Underwriter's Warrants by surrendering rights to acquire shares of Common Stock of the Company having a fair market value on the date of the exercise, equal to the cash exercise price of the Underwriter's Warrant.



     In connection with this Offering the Company also has entered into an agreement whereby it (i) agrees to employ the Underwriter as its Investment Banker and Financial Consultant for three years for an aggregate fee of $100,000 payable at closing; and (ii) for a period of five years, agrees to pay the Underwriter the fee equal to five percent of the amount up to $5 million and 2 1/2% of the excess, if any, over $5 million of the consideration in any transaction consummated by the Company with a party introduced to the Company by the Representative.


     All officers and directors of the Company have unconditionally agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twenty seven (27) months following the effective date of the Registration Statement. Certain holders of warrants have agreed unconditionally not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such Securities for a period of twenty four (24) months following the effective date of the Registration Statement. A group of Shareholders who have also received Options to purchase common stock at $2 per share prior to the Offering have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in their securities for a period of eighteen (18) months following the effective date of the Registration Statement. Other stockholders of the Company and certain holders of options, warrants or other Securities convertible, exercisable or exchangeable for shares of Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative, except in connection with private transactions (not involving a public offering) in which the transferee(s) agrees in writing to be similarly bound. Certain holders of Convertible Debentures have agreed not to directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such shares of Common Stock for a period of twelve (12) months following the Effective Date of the Registration Statement without the prior written consent of the Company and the Representative. Nasdaq has required that the Convertible Debenture holders and the $2 per share Option Holders not be released from such restrictions until the lapse of the respective twelve (12) month and eighteen (18) month periods. An appropriate legend shall be marked on the face of certificates representing all such Securities.



     The Company has agreed not to, without the prior written consent of the Underwriter, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of twelve (12) months following the effective date of the Registration Statement.



     The Company has also agreed that, for a period of five (5) years from the effective date of the Registration Statement, the Underwriter may designate one person to be elected to the Board of Directors of the Company or, in the alternative, the Underwriter may designate one person to attend all meetings of the Company's Board of Directors and to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to members of its Board of Directors. Such designee may be an officer or director of the Underwriter. The Company has agreed to reimburse designees of the Underwriter for their reasonable out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors to the same extent it reimburses its other directors for such costs and shall pay such designee the same salary as it pays to other non-employee directors. The Underwriter's designate, if elected to the Board of Directors, shall sit on the Audit Committee of the Company's Board of Directors.



     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering prices of the Shares have been determined by negotiation between the Company and the Underwriter and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.



     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Shares. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing their respective market prices. The Underwriter also may create a short position for the account of the Underwriter by selling more Shares in connection with the Offering than they are committed to purchase from the Company and in such case may purchase Shares in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position by exercising the Underwriter's Over-allotment Options referred to above. In addition, the Underwriter, may impose "penalty bids" under contractual arrangements with the Underwriter whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriter, the selling concession with respect to Shares that are distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS


     The validity of the securities being offered hereby will be passed upon for the Company by Parker Duryee Rosoff & Haft A Professional Corporation, New York, New York. Jay M. Haft, a director and stockholder of the Company, is counsel to such Firm. Goldstein & DiGioia LLP, New York, New York, has acted as counsel to the Underwriter in connection with this Offering.


                                    EXPERTS

     The financial statements of the Company as at August 31, 1996 and for the period from March 6, 1996 (date of incorporation) through August 31, 1996, included in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included herein and in the Registration Statement in reliance upon such report and upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 in accordance with the provisions of the Securities Act of 1933, as amended, with respect to the Shares offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto. For further information regarding the Company and the Shares offered hereby, reference is made to such Registration Statement and to the exhibits filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. The Registration Statement and the exhibits may be inspected without charge at the offices of the Commission and, upon payment to the Commission of prescribed fees and rates, copies of all or any part thereof may be obtained from the Commission's principal office at the Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Registration Statement may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

                      [This page intentionally left blank]

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                                    -INDEX -

                                                                                     PAGE
                                                                                    NUMBER
                                                                                    ------
REPORT OF INDEPENDENT AUDITORS.....................................................   F-2
BALANCE SHEETS AS AT AUGUST 31, 1996 AND FEBRUARY 28, 1997 (UNAUDITED).............   F-3
STATEMENTS OF OPERATIONS FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH AUGUST 31, 1996, FOR THE SIX MONTHS ENDED FEBRUARY 28, 1997 (UNAUDITED),
  AND FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION) THROUGH FEBRUARY
  28, 1997 (UNAUDITED).............................................................   F-4
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE PERIOD FROM MARCH 6, 1996
  (DATE OF INCORPORATION) THROUGH AUGUST 31, 1996 AND FOR THE SIX MONTHS ENDED
  FEBRUARY 28, 1997 (UNAUDITED)....................................................   F-5
STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION)
  THROUGH AUGUST 31, 1996, FOR THE SIX MONTHS ENDED FEBRUARY 28, 1997 (UNAUDITED),
  AND FOR THE PERIOD FROM MARCH 6, 1996 (DATE OF INCORPORATION) THROUGH FEBRUARY
  28, 1997 (UNAUDITED).............................................................   F-6
NOTES TO FINANCIAL STATEMENTS......................................................   F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Conserver Corporation of America
Coral Gables, Florida

     We have audited the accompanying balance sheet of Conserver Corporation of America (a development stage company) as at August 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period from March 6, 1996 (date of incorporation) through August 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Conserver Corporation of America at August 31, 1996 and the results of its operations and its cash flows for the period from March 6, 1996 (date of incorporation) through August 31, 1996 in conformity with generally accepted accounting principles.

                                          Richard A. Eisner & Company LLP

New York, New York
September 27, 1996

With respect to Notes A[1]-[5], E, H[2] and J
November 19, 1996
With respect to Note A[6]
April 9, 1997

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                               AUGUST 31,       FEBRUARY 28,
                                                  1996              1997
                                              -------------     -------------
                                                                 (UNAUDITED)
                                   ASSETS
Current assets:
  Cash....................................       $2,403,588        $1,492,134
  Advances to officers and employees......           17,968            68,479
  Note receivable (Note A[3]).............                            258,300
  Other current assets....................           17,502            30,421
                                              -------------     -------------
     Total current assets.................        2,439,058         1,849,334
Fixed assets, net (Notes B[2] and C)......            4,378             7,764
Costs of public offering..................                            298,977
                                              -------------     -------------
     TOTAL................................       $2,443,436        $2,156,075
                                              =============     =============

                                 LIABILITIES
Current liabilities:
  Return of subscription funds (Note
     H[2])................................          $90,000
  Due to officers and employees...........            3,839              $397
  Notes payable -- current (net of
     $186,247 discount) (Note J[1]).......                            563,753
  Accrued expenses........................           75,317           149,599
  Accrued interest........................           30,000           120,000
                                              -------------     -------------
     Total current liabilities............          199,156           833,749
Notes payable (Note D)....................        1,000,000         1,000,000
                                              -------------     -------------
     Total liabilities....................        1,199,156         1,833,749
                                              -------------     -------------
Commitments and other matters (Note H)

                            STOCKHOLDERS' EQUITY
                            (Notes A, D, E and J)
Preferred stock, par value $.01, 5,000,000
  shares authorized, none issued and
  outstanding
Common stock, par value $.001, 30,000,000
  shares authorized, 5,211,567 shares and
  4,210,404 shares issued and outstanding
  at August 31, 1996 and February 28, 1997
  (unaudited), respectively...............            5,212             4,211
Subscriptions receivable..................           (2,741)
Additional paid-in capital................        2,628,880         2,963,907
(Deficit) accumulated during the
  development stage.......................       (1,387,071)       (2,645,792)
                                              -------------     -------------
     Total stockholders' equity...........        1,244,280           322,326
                                              -------------     -------------
     TOTAL................................       $2,443,436        $2,156,075
                                              =============     =============

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                 FOR THE         SIX MONTHS          FOR THE
                                               PERIOD FROM          ENDED          PERIOD FROM
                                              MARCH 6, 1996     FEBRUARY 28,      MARCH 6, 1996
                                                (DATE OF            1997            (DATE OF
                                              INCORPORATION)                      INCORPORATION)
                                                 THROUGH        -------------        THROUGH
                                               AUGUST 31,                         FEBRUARY 28,
                                                  1996           (UNAUDITED)          1997
                                              -------------                       -------------
                                                                                   (UNAUDITED)
Compensation charges in connection with
  issuance of options (Note E[2]).........    $     450,000     $     223,000     $     673,000
Compensation charges in connection with
  issuance of warrants (Note E[1])........          457,201                             457,201
General and administrative expenses.......          458,611           849,888         1,308,499
                                              -------------     -------------     -------------
Operating (loss)..........................       (1,365,812)       (1,072,888)       (2,438,700)
Interest expense, net of $8,741 and
  $30,729 interest income in August and
  February, respectively..................           21,259           185,833           207,092
                                              -------------     -------------     -------------
NET (LOSS)................................    $  (1,387,071)    $  (1,258,721)    $  (2,645,792)
                                              -------------     -------------     -------------
Net (loss) per share of common stock......    $        (.32)    $        (.26)
                                              =============     =============
Weighted average number of common shares
  outstanding.............................        4,390,767         4,844,733
                                              =============     =============

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    (NOTE E)

                                                                                                     DEFICIT
                              COMMON STOCK                                                         ACCUMULATED
                             PAR VALUE $.001                                    ADDITIONAL         DURING THE
                        -------------------------         SUBSCRIPTIONS          PAID-IN           DEVELOPMENT
                         SHARES           AMOUNT           RECEIVABLE            CAPITAL              STAGE              TOTAL
                        ---------         -------         -------------         ----------         -----------         ----------
Issuance of common
 stock for cash of
 $2,140 and
 subscriptions in
 March 1996........     4,880,167         $4,881           $    (2,741)                                                $    2,140
Issuance of common
 stock for cash
 from April through
 August 1996 ($5.00
 per share)........       331,400            331                                $1,656,679                              1,657,010
Compensation
 charges in
 connection with
 issuance of
 options (Note
 E[2]).............                                                               450,000                                 450,000
Compensation
 charges in
 connection with
 issuance of
 warrants (Note
 E[1]).............                                                               457,201                                 457,201
Compensation charge
 in connection with
 officer's
 salary............                                                                65,000                                  65,000
Net (loss) for the
 period from March
 6, 1996 (date of
 incorporation)
 through August 31,
 1996..............                                                                                $(1,387,071)        (1,387,071)
                        ---------         ------          ------------          ---------          ----------          ----------
Balance -- August
 31, 1996..........     5,211,567          5,212                (2,741)         2,628,880          (1,387,071)          1,244,280
Repurchase and
 cancellation of
 shares originally
 issued (Note
 J[2]).............     (1,366,667)       (1,367)                1,367          (1,800,000)                            (1,800,000)
Shares issued and
 treated as debt
 discount..........        62,504             63                                  312,437                                 312,500
Sale of common
 stock ($5.00 per
 share) from
 September 1, 1996
 to November 7,
 1996..............       303,000            303                                1,514,697                               1,515,000
Legal services
 provided by
 stockholder
 without charge....                                                                32,600                                  32,600
Collection of
 subscriptions
 receivable........                                              1,374                                                      1,374
Legal services in
 connection with
 sale of common
 stock.............                                                               (12,707)                                (12,707)
Compensation
 charges in
 connection with
 issuance of
 options to
 consultants.......                                                               223,000                                 223,000
Compensation charge
 in connection with
 officer's
 salary............                                                                65,000                                  65,000
Net (loss) for the
 period from
 September 1, 1996
 through February
 28, 1997..........                                                                                (1,258,721)         (1,258,721)
                        ---------         ------          ------------          ---------          ----------          ----------
BALANCE -- FEBRUARY
 28, 1997
 (UNAUDITED).......     4,210,404         $4,211           $         0          $2,963,907         $(2,645,792)        $  322,326
                        =========         ======          ============          =========          ==========          ==========

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                          FOR THE                                   FOR THE
                                                        PERIOD FROM                               PERIOD FROM
                                                       MARCH 6, 1996                             MARCH 6, 1996
                                                          (DATE OF                                  (DATE OF
                                                       INCORPORATION)         SIX MONTHS         INCORPORATION)
                                                          THROUGH               ENDED               THROUGH
                                                         AUGUST 31,          FEBRUARY 28,         FEBRUARY 28,
                                                            1996                 1997                 1997
                                                       --------------        ------------        --------------
                                                                             (UNAUDITED)          (UNAUDITED)

Cash flows from operating activities:
  Net (loss)......................................      $  (1,387,071)       $ (1,258,721)        $  (2,645,792)
  Adjustments to reconcile net (loss) to net cash
     (used in) operating activities:
     Depreciation and amortization................                487             126,860               127,347
     Compensation expense relating to officer's
       salary.....................................             65,000              65,000               130,000
     Compensation expense relating to stock
       options and warrants.......................            907,201             223,000             1,130,201
     Legal services provided by shareholder
       without charge.............................                                 32,600                32,600
     Changes in operating assets and liabilities:
       (Increase) in advances to officers and
          employees...............................            (14,129)            (50,511)              (64,640)
       (Increase) in other assets.................            (17,502)            (12,919)              (30,421)
       Increase in accrued expenses and other
          liabilities.............................            105,317             160,840               266,157
                                                       --------------        ------------        --------------
          Net cash (used in) operating
            activities............................           (340,697)           (713,851)           (1,054,548)
                                                       --------------        ------------        --------------
Cash flows from investing activities:
  Acquisition of fixed assets.....................             (4,865)             (3,993)               (8,858)
  Funds used for note receivable..................                               (258,300)             (258,300)
                                                       --------------        ------------        --------------
          Net cash (used in) investing
            activities............................             (4,865)           (262,293)             (267,158)
                                                       --------------        ------------        --------------
Cash flows from financing activities:
  Subscriptions receivable........................                                  1,374                 1,374
  Repurchase of shares of common stock............                             (1,800,000)           (1,800,000)
  Cost of public offering.........................                               (298,977)             (298,977)
  Legal services provided in connection with sale
     of common stock..............................                                (12,707)              (12,707)
  Proceeds from notes payable.....................          1,000,000             750,000             1,750,000
  Return of subscription funds....................             90,000             (90,000)              -- 0 --
  Proceeds from sale of common stock..............          1,659,150           1,515,000             3,174,150
                                                       --------------        ------------        --------------
          Net cash provided by financing
            activities............................          2,749,150              64,690             2,813,840
                                                       --------------        ------------        --------------
NET INCREASE (DECREASE) IN CASH...................          2,403,588            (911,454)            1,492,134
Cash -- beginning of period.......................                              2,403,588
                                                       --------------        ------------        --------------
CASH -- END OF PERIOD.............................      $   2,403,588        $  1,492,134         $   1,492,134
                                                       ==============        ============        ==============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest........      $     -- 0 --        $    -- 0 --         $     -- 0 --
                                                       ==============        ============        ==============

  The accompanying notes to financial statements are an integral part hereof.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
              (UNAUDITED WITH RESPECT TO FEBRUARY 28, 1997 AND THE
                        PERIODS ENDED FEBRUARY 28, 1997)

(NOTE A) -- THE COMPANY:

     [1] Conserver Corporation of America (the "Company") is a development stage company that has the rights for the exclusive distribution of a product which can be used to retard spoilage and decay in food and flowers for commercial use in the United States and Canada. The Company was incorporated in Delaware on March 6, 1996 and has adopted a fiscal year ending August 31. The Company's activities since inception have largely consisted of organizational matters, negotiating agreements and obtaining funds to finance the Company's operations and development of its marketing and business plan.

     [2] In connection with the organization of the Company, 1,666,667 shares of common stock were subscribed to by Conserver Investments, S.A., which together with certain of its affiliates are referred to hereafter as the "Groupe Conserver".

     Subsequent to August 31, 1996, the Company in a series of negotiated transactions repurchased 1,366,667 of such shares for an aggregate sum of $1,800,000.


     [3] In March, 1996 the Company entered into a distribution agreement with certain of the Groupe Conserver entities for the exclusive marketing and distribution rights to Conserver 21(TM) products in the United States and Canada. Conserver 21(TM) products are designed to preserve foodstuffs and flowers. Groupe Conserver had obtained such rights from Conserver XXI (see Note A[4] below) in May 1995. The agreement was amended in October 1996. Upon learning of a dispute between Conserver XXI and Groupe Conserver, which threatened the Company's supply of Conserver 21(TM), the Company entered into an agreement with Conserver Purchasing Corporation ("Purchasing"), an unaffiliated Delaware corporation, whereby the Company, through Purchasing, would have been able to acquire substantially identical marketing and distribution rights from Conserver XXI in the event Groupe Conserver could not deliver the product. By agreement between the Company and Purchasing dated October 9, 1996, and subsequently amended on December 31, 1996, the Company agreed to lend Purchasing up to $350,000 for the purpose of enabling Purchasing to acquire an inventory of Conserver 21(TM), of which $328,550 had been advanced to Purchasing through March 31, 1997. These loans, which are payable on demand, bear interest at a rate of 8% per annum and are collateralized by a lien on Purchasing's inventory of Conserver 21(TM). Due to the establishment of insolvency proceedings in Brussels regarding Conserver Investments, S.A., the controlling entity of the Groupe Conserver affiliates, and Groupe Conserver's loss of its rights from Conserver XXI, the Company terminated its distribution agreement with Groupe Conserver in March of 1997.


     [4] In March 1997 the Company entered into the Distribution Agreement with Agrotech 2000, S.L., ("Agrotech"), a company whose sole shareholder controlled Conserver XXI, establishing the Company as the exclusive licensee of the right to import, promote, distribute, market and otherwise commercially exploit Conserver 21(TM) products in the United States and Canada through March 2022, subject to extension. The Company also holds the option and a right of first refusal to exercise such exclusive rights throughout the world. Pursuant to the terms of the Distribution Agreement, if the Company fails to purchase a minimum of $2,000,000 of Conserver 21(TM) products between April 1997 and April 1998, or fails to meet the minimum annual purchase goals, when established, Agrotech may sell Conserver 21(TM) to other customers in the United States and Canada. Such loss of exclusivity to sell Conserver 21(TM) products may negatively impact the Company's business.


     Pursuant to the Distribution Agreement, Agrotech has the right to borrow up to $1,000,000 from the Company as of May 1, 1997 and up to an additional $500,000 commencing ninety days after the proposed initial public offering. In connection with such rights, a director of the Company advanced $500,000 to

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO FEBRUARY 28, 1997 AND THE
                        PERIODS ENDED FEBRUARY 28, 1997)

(NOTE A) -- THE COMPANY: (CONTINUED)

Agrotech on behalf of the Company. The Company intends to repay the advance and interest thereon at 10% out of the proceeds of the initial public offering. The President of the Company has agreed to personally guarantee a portion of such advance.


     [5] Management's business plan will require financing; the Company has received a letter of intent from an underwriter for a proposed public offering of its common stock (see Note G). There is no assurance that the public offering will be successful, or that any other additional financing will be available. If the Company is unable to raise additional funds, it may be forced to change or delay its contemplated marketing and business plans.

     [6] In November 1996, the Board of Directors approved a 2.128874 for 1 stock split. In December 1996, the Board approved a 1.066194 for 1 stock split. Subsequently in April 1997, the Board of Directors approved a reverse stock split to cancel the effect of the aforementioned two stock splits. All of the above splits have been retroactively reflected in the financial statements.

(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  [1] Use of estimates in the preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  [2] Fixed assets:

     Office equipment is carried at cost. Depreciation is provided using the straight-line method over 5 years, the useful lives of the assets.

  [3] Loss per share of common stock:

     Net loss per share of common stock is based on the weighted average number of shares outstanding during the period. Common shares issued and options and warrants granted by the Company at prices less than the proposed offering price during the twelve months preceding the offering date have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding since inception using the treasury stock method and an assumed initial public offering price of $5.00 per share.

  [4] Income taxes:

     The Company has applied to the accompanying financial statements provisions required by accounting standards under which deferred income taxes are provided for temporary differences between financial statement and taxable income or loss.

  [5] Stock based compensation:

     The Company accounts for employee stock based compensation including stock options under the basis of Accounting Principles Board Opinion No. 25. Disclosures required by Financial Accounting Standards Board No. 123 are to be found in Note E[2] to the financial statements.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO FEBRUARY 28, 1997 AND THE
                        PERIODS ENDED FEBRUARY 28, 1997)

(NOTE B) -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  [6] Fair value of financial instruments:

     The carrying value of cash, accounts receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

     For other debt instruments, the carrying value approximates the fair value in consideration of the subsequent and pending financings.

  [7] Interim financial information:

     The financial information presented as of February 28, 1997 and for the six months ended February 28, 1997 and for the period from March 6, 1996 (date of incorporation) through February 28, 1997 is unaudited, but in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

(NOTE C) -- FIXED ASSETS:

     Fixed assets are summarized as follows:

                                                             AUGUST 31,     FEBRUARY 28,
                                                                1996            1997
                                                             ----------     ------------
                                                                            (UNAUDITED)
        Office equipment...................................  $  4,865        $    8,858
        Less accumulated depreciation......................      (487)           (1,094)
                                                                 ------           ------
          Balance..........................................  $  4,378        $    7,764
                                                                 ======           ======

(NOTE D) -- DEBT:

     The Company's convertible note payable is due June 30, 2001. Interest at 12% is payable quarterly commencing September 30, 1997. The note is convertible into common stock after March 31, 1999 at a price equal to the lesser of $6 or the book value per share. If the Company completes a public offering, half of the note may be converted at that time and the other half six months later.

     In the event that the Company has not completed a public offering by June 30, 2001, the Company is required to pay an additional 50% of any then remaining balance not converted to common stock.

     In the event that the Company has not completed a public offering by July 10, 2003, the holder of any shares received pursuant to the conversion of the note may require the Company to purchase all such shares at the greater of book value or the original amount paid by the holder of the convertible note with respect to such shares plus 50% of such investment.


     In November 1996, the Company entered into an agreement suspending certain provisions of the agreement with the lender for six months to May 1996. The new agreement provides for repayment of the note and accrued interest from proceeds received upon the completion of an effective public offering. In addition, the Company will issue warrants for the purchase of 550,000 shares of common stock at $2.00 per share. The warrants are expected to be valued at approximately $2,040,000 and charged to expense concurrent with the completion of the public offering. Should the warrants be issued, 25,000 shares of previously issued common stock are to be surrendered to the Company. If no public offering is consummated during the six-month suspension period, the original provisions of the agreement are to be in effect.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO FEBRUARY 28, 1997 AND THE
                        PERIODS ENDED FEBRUARY 28, 1997)

(NOTE E) -- STOCKHOLDERS' EQUITY:

  [1] Warrants:

     In August 1996, the Company issued three-year warrants to purchase 325,000 shares of the Company's common stock at $5.00 per share. The warrants have been valued at $457,201 in the accompanying financial statements.

  [2] Options granted:

     In March 1996, the Company granted options to consultants for the purchase of 100,000 shares of common stock at $.50 per share. The options vest 1/3 on each anniversary date of their issue. The Company has recorded compensation expense of $450,000 from March 6, 1996 (date of incorporation) through August 31, 1996 in connection with the issuance of these options.

     In August 1996, the Company granted options to an employee to purchase 35,000 shares of common stock at $5.00 per share. From September 1996 through January 1997, the Company granted options to employees and consultants to purchase 55,000 shares of common stock and 200,000 shares of common stock, respectively, exercisable at $5.00 per share. The Company has recorded compensation expenses of $145,000 for the six months ended February 28, 1997 in connection with the options issued to consultants.

     In January 1997, options to purchase 25,000 shares of common stock originally issued at an exercise price of $5.00 were cancelled and reissued at an exercise price of $.50. In connection with the cancellation and reissuance of such options, a compensation charge of approximately $78,000 was recorded by the Company for the six months ended February 28, 1997.

     In estimating the value of options pursuant to the accounting provisions of Financial Accounting Standards No. 123 ("FAS 123"), the Company used the following assumptions:

                                                                  AUGUST 31,   FEBRUARY 28,
                                                                     1996          1997
                                                                  ----------   ------------
                                                                               (UNAUDITED)
        Risk free interest rate.................................          6%            7%
        Expected life...........................................    3 years       4 years
        Expected volatility.....................................         .3            .3
        Dividend yield..........................................        .00           .00

     If such accounting provisions of FAS 123 were applied then the Company's net loss and net loss per share would have been $1,395,993 and $.32, respectively, for the period ended August 31, 1996 and $1,278,403 and $.26, respectively, for the six months ended February 28, 1997.

  [3] Stock option plan:

     In November 1996 and as later amended in December 1996 and April 1997, the Company adopted a stock option plan. Under the plan, which authorizes the granting of incentive stock options or nonincentive stock options, the maximum number of shares of common stock for which options may be granted is 1,300,000 shares. As of the date hereof, 805,000 options have been granted under this stock option plan.

(NOTE F) -- RELATED PARTY TRANSACTIONS:

     The Company incurred approximately $75,000 and $104,000 in legal fees to a related party from March 6, 1996 (date of incorporation) through August 31, 1996 and the six months ended February 28, 1997 (unaudited), respectively. In addition, the Company received free legal services amounting to $32,600 which

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO FEBRUARY 28, 1997 AND THE
                        PERIODS ENDED FEBRUARY 28, 1997)

(NOTE E) -- STOCKHOLDERS' EQUITY: (CONTINUED) is included in the above legal fees for the six months ended February 28, 1997 (unaudited) from a related party, which was recorded as additional paid-in capital.

(NOTE G) -- PROPOSED PUBLIC OFFERING:

     The Company has signed a letter of intent with an underwriter with respect to a proposed public offering for 2,200,000 shares of common stock at $5.00 per share of the Company's securities. There is no assurance that such offering will be consummated. In connection therewith the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense.

(NOTE H) -- COMMITMENTS AND OTHER MATTERS:

  [1] Employment contract:

     The Company expects to enter into a three-year employment contract with its Chief Executive Officer which will take effect upon the consummation of the Company's proposed public offering of securities. The Chief Executive Officer is also a member of the Board of Directors. The contract is expected to provide for an annual salary of an amount not less than $125,000 and a three-year noncompete clause upon termination.

  [2] Return of subscription funds:

     Based on the Company's review of investors' subscription documents prior to the acceptance and issuance of shares to such investors, certain individuals who had subscribed to shares of the Company's common stock were found not to be "Qualified Investors" within the meaning of rules promulgated under the Securities Act of 1933, as amended. Accordingly, subsequent to August 31, 1996, the Company returned all $90,000 of such subscription amounts.

  [3] Royalties:

     The Distribution Agreement with Agrotech (Note A) requires the Company to purchase a minimum of $2,000,000 of Conserver 21(TM) products between March 1997 and March 1998 and pay royalties of 4% of net revenues generated from the commercial use of the product. If the Company fails to meet the required minimum, the Company could lose exclusivity to sell Conserver 21(TM) products.

(NOTE I) -- INCOME TAXES:

     The Company, for tax purposes, does not have any operations or net operating loss, as its expenses are considered pre-operating, and accordingly will be capitalized and amortized when operations commence.

(NOTE J) -- SUBSEQUENT EVENTS:

     Subsequent to August 31, 1996, the Company entered into the following transactions:

     [1] The Company issued one-year 10% convertible subordinated debentures in the aggregate amount of $750,000. The holders of $150,000 of such debentures have the option of requiring repayment upon consummation of the proposed initial public offering. The debentures and accrued interest are convertible into common shares at $5.00 per share.

                        CONSERVER CORPORATION OF AMERICA
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
              (UNAUDITED WITH RESPECT TO FEBRUARY 28, 1997 AND THE
                        PERIODS ENDED FEBRUARY 28, 1997)

(NOTE J) -- SUBSEQUENT EVENTS: (CONTINUED)
     In connection with the sale of the debentures, the Company issued 62,504 shares of its common stock. The issuance of the shares has been valued at $312,500 and is being accounted for as debt discount which will be charged to expense over the term of the note.

     [2] The Company repurchased 1,366,667 shares of its common stock for $1,800,000 (Note A).

     [3] The Company sold 303,000 shares of common stock for $1,515,000.

     [4] Refunds due to subscribers were paid (Note H[2]).

     [5] In April 1997, the Company issued four year options to purchase 805,000 shares of its common stock at $5.00 per share, of which 300,000 vest fully in six months, 80,000 vest ratably over a three year period and 425,000 are fully vested upon issuance. The Company will record compensation expense of approximately $525,000 in connection with the issuance of the above options.

     [6] Also in April 1997, the Company granted options to purchase 500,000 shares of its common stock at $2.00 per share to persons who purchased the Company's common stock through private placements for $5.00 per share during the period from April 1996 through November 1996. The Company will record compensation expense of approximately $1,020,000 in connection with the issuance of such options which are fully vested upon issuance.

     [7] As described in Notes D, J[5], and J[6], aggregate compensation charges of $3,585,000 relating to options issued to non-employees of the Company subsequent to February 28, 1997 and warrants issued upon consummation of the offering, is expected to be charged to operations.

======================================================


     NO UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   15
Dividend Policy.......................   16
Capitalization........................   17
Dilution..............................   18
Selected Financial Data...............   19
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operation...........................   20
Business..............................   22
Management............................   31
Certain Transactions..................   36
Principal Stockholders................   37
Description of Securities.............   38
Shares Eligible for Future Sale.......   40
Underwriting..........................   41
Legal Matters.........................   43
Experts...............................   43
Additional Information................   43
Index to Financial Statements.........  F-1


                            ------------------------
     UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                      LOGO

                                   CONSERVER
                                 CORPORATION OF
                                    AMERICA
                              2,200,000 SHARES OF
                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------

                                 JANSSEN/MEYERS
                                ASSOCIATES L.P.

                                  MAY 30, 1997


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses, other than underwriting discounts, which will be incurred in connection with this offering. Other than the SEC registration fee, NASD filing fee and the non-accountable expense allowance of Janssen/Meyers Associates L.P. (the "Underwriter"), amounts set forth below are estimates:


    SEC registration fee.....................................................  $22,117.59
    NASD filing fee..........................................................    7,798.80
    Underwriter's non-accountable expense allowance..........................     330,000
    Payments to prior underwriter............................................      50,000
    Nasdaq listing fee.......................................................      10,000
    Blue sky legal fees......................................................      63,000
    Printing and engraving expenses..........................................     125,000
    Legal fees...............................................................     280,000
    Accounting fees..........................................................      90,000
    Transfer Agent fees......................................................       3,500
    Miscellaneous expenses...................................................   53,583.61
                                                                               ----------
                                                                               $1,035,000
                                                                               ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), Conserver Corporation of America (the "Registrant") has broad powers to indemnify its directors, officers and other employees. This section (i) provides that the statutory indemnification and advancement of expenses provisions of the DGCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled,
(ii) establishes procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the stockholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) applies a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permits the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 145(g) of the DGCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     Article Sixth (b) of the Certificate of Incorporation of the Registrant provides that no director shall have any personal liability to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to Registrant or its stockholders, (2) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit. Article Sixth (a) of the Certificate of Incorporation of Registrant provides that Registrant shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, any and all persons whom it shall have power to indemnify under such section.

     Article Sixth (c) of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

     Reference is also made to Section 7 of the Underwriting Agreement, which provides for indemnification of the officers and directors of Registrant under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information relating to all securities of Registrant sold within the past three years without registering the securities under the Securities Act of 1933, as amended (the "Securities Act"):

     In March 1996 the Company issued its Common Stock to founders upon its incorporation as follows:

(a) 1,000,000 shares to Charles Stein Intervivos Trust for a purchase price of $1,000;

(b) 300,000 shares to Dori Kallan, Daniel Kallan and Joshua Kallan for a purchase price of $300;

(c)   200,000 shares to Argus Investors, LLC for a purchase price of $200;

(d)   500,000 shares to Jasmine Trustees Ltd. for a purchase price of $500;

(e)   200,000 shares to Doree Harr Peltz for a purchase price of $200;

(f)    100,000 shares to Irv Tobocman for a purchase price of $100;

(g)   50,000 shares to James V. Stanton for a purchase price of $50;

(h)   50,000 shares to Jay M. Haft for a purchase price of $50;

(i) 25,000 shares to Rosenbaum Investment Company for a purchase price of $25;

(j)    15,000 shares to Steve Shulman for a purchase price of $15;

(k)   10,000 shares to Lester Weingarten for a purchase price of $10;

(l)    75,000 shares to Paul Arora for a purchase price of $75;

(m)  100,000 shares to Francis Hoogewerf for a purchase price of $100;

(n)   10,000 shares to Nick Torregiani for a purchase price of $10;

(o)   20,000 shares to Clive Vlielland-Boddy for a purchase price of $20;

(p) 1,666,667 shares to Conserver Investments, S.A. for a purchase price of $1,667 of which 1,366,667 shares were repurchased by the Company in October and November 1996;

(q)   25,000 shares to Farhat Tabbah for a purchase price of $25;

(r)    25,000 shares to Gerald N. Agranoff for a purchase price of $25;

(s)    200,000 shares to the Scharf Family Trust for a purchase price of $200;

(t)    200,000 shares to Steven Greenberg for a purchase price of $200;

(u)   50,000 shares to Gerald Breslauer for a purchase price of $50;

(v)   6,000 shares to Greg Kroning for a purchase price of $6;

(w)   27,500 shares to Lions Holding Company for a purchase price of $27.50; and

(x)   25,000 shares to Gregory Pilkington for a purchase price of $25.

     From March through November 1996, the Company issued its Common Stock through private offerings as follows:

(a)   10,000 shares to Doree Harr Peltz for a purchase price of $50,000;

(b)   10,000 shares to James V. Stanton for a purchase price of $50,000;

(c)   10,000 shares to Alan Shulman for a purchase price of $50,000;

(d)   10,000 shares to F. Lorenzo Crutchfield for a purchase price of $50,000;

(e)   8,000 shares to Carl F. Steinfield for a purchase price of $40,000;

(f)    2,000 shares to Herbert Goldman for a purchase price of $10,000;

(g) 5,000 shares to Wilcox Family Trust 12/29/70 for a purchase price of $25,000;

(h)   5,000 shares to Gordon Conner for a purchase price of $25,000;

(i) 5,400 shares to Paul King Investment Co. Profit Sharing Trust for a purchase price of $27,000;

(j)    15,000 shares to Bridget M. Stanton for a purchase price of $75,000;

(k)   15,000 shares to Michael J. Stanton for a purchase price of $75,000;

(l) 20,000 shares to James V. Stanton and Margaret M. Stanton, joint tenants for a purchase price of $100,000;

(m)  5,000 shares to Thomas H. Ford for a purchase price of $25,000;

(n) 95,000 shares to Rogers Family Investments, LP for a purchase price of $475,000;

(o)   5,000 shares to Robert J. Rogers for a purchase price of $25,000;

(p) 19,000 shares to Rogers Family Properties, LP for a purchase price of $95,000;

(q)   1,000 shares to Robert J. Rogers for a purchase price of $5,000;

(r)    11,000 shares to Claude and Linda Rogers for a purchase price of $55,000;

(s)    3,000 shares to Robert J. Rogers for a purchase price of $15,000;

(t)    6,000 shares to Claude and Linda Rogers for a purchase price of $30,000;

(u)   6,000 shares to Jerry R. Smith for a purchase price of $30,000;

(v)   10,000 shares to Randolph W. Hunter for a purchase price of $50,000;

(w)   6,000 shares to Marshall H. Cole for a purchase price of $30,000;

(x)   2,000 shares to Marshall H. Cole IRA for a purchase price of $10,000;

(y)   2,000 shares to Melissa W. Cole IRA for a purchase price of $10,000;

(z) 20,000 shares to Teleco Inc. Profit Sharing Plan for a purchase price of $100,000;

(aa)  5,000 shares to Marc Katzenberg for a purchase price of $25,000;

(bb)  5,000 shares to Robert Mufson for a purchase price of $25,000;

(cc) 5,000 shares to Robert Mufson, Trustee -- Harris Brett Whitney Dev Retirement Account for a purchase price of $25,000;

(dd)  5,000 shares to Alan Shulman for a purchase price of $25,000;

(ee)  5,000 shares to Elizabeth Shulman for a purchase price of $25,000;

(ff) 10,000 shares to G & G Overseas Investments Co. LTD for a purchase price of $50,000;

(gg)  13,000 shares to Thomas M. Ward, MD for a purchase price of $65,000;

(hh) 20,000 shares to James J. Donohue & Assoc. Defined Benefit Pension Plan for a purchase price of $100,000;

(ii) 100,000 shares to Winstar Investment Trust for a purchase price of $500,000;

(jj)   19,000 shares to William Rogers for a purchase price of $95,000;

(kk)  5,000 shares to Smith Family Trust for a purchase price of $25,000;

(ll) 10,000 shares to O'Neill and Athy Profit Sharing Plan for a purchase price of $50,000;

(mm) 20,000 shares to DH Strategic Partners for a purchase price of $100,000;
     and

(nn)  10,000 shares to David Shulman for a purchase price of $50,000.

     In May 1996, the Company issued a 12% convertible debenture in the aggregate principal amount of $1,000,000 to the SES Family Investment and Trading Partnership, L.P.

     From September to November 1996, the Company issued 10% Convertible Debentures and shares of Common Stock as follows:

(a) To D&M Capital Investment Corp. in the aggregate principal amount of $210,000 and 17,500 shares;

(b) To Chana Sasha Foundation in the aggregate principal amount of $150,000 and 12,500 shares;

(c) To Morris Wolfson Family Limited Partnership in the aggregate amount of $115,000 and 9,584 shares;

(d) To Quest Enterprises, Inc. in the aggregate principal amount of $25,000 and 2,084 shares;

(e) To Daniel Federbush in the aggregate principal amount of $100,000 and 8,334 shares;

(f) To Bernard Leff in the aggregate principal amount of $25,000 and 2,084 shares;

(g) To Dr. Ronald Krenick in the aggregate principal amount of $100,000 and 8,334 shares; and

(h) To Jeffrey Kaplan in the aggregate principal amount of $25,000 and 2,084 shares.

     In November and December 1996, the Company effected a 2.128874-for-one stock split and a 1.066194-for-one stock split, respectively, with respect to the foregoing shares. In April 1997 the Company undertook a one for 2.269793 share consolidation with respect to the foregoing shares in order to eliminate the effect of the aforementioned two stock splits.

     Each purchaser named herein is an "accredited investor", as such term is defined in Rule 501, promulgated under the Securities Act and purchased Registrant's Common Stock or Convertible Debentures, as applicable, for investment and not with a view to their public distribution. The certificates evidencing the securities so purchased each bear an appropriate restrictive legend to such effect. Exemption from registration under the Securities Act is claimed for the sales of the aforementioned securities in reliance upon the exemption afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. None of these sales involved participation by an underwriter or a broker-dealer.

ITEM 16.  EXHIBITS

     (a) The following is a list of exhibits filed herewith as part of the Registration Statement:


 1.1**     Form of Underwriting Agreement between Registrant and Janssen/Meyers Associates,
           L.P. representative of the several underwriters named therein (the "Underwriter")
 3.1*      Certificate of Incorporation of Registrant and amendments thereto
 3.1.2**   Amendment to Registrants Certificate of Incorporation
 3.2*      By-laws of Registrant
 4.2*      Form of certificate evidencing shares of Common Stock

 4.3*      Form of Underwriter's Warrant Agreement between Registrant and the Underwriter
           (including form of Underwriter's Warrant)
 4.5*      Amendatory Agreement dated November 6, 1996 between the Registrant and The SES
           Family Investment and Trading Partnership, L.P.
 4.6*      Form of 10% Debenture dated September 1996
 4.7*      Form of 10% Convertible Debenture dated November 1996
 5.1*      Opinion of Parker Duryee Rosoff & Haft A Professional Corporation
10.1*      1996 Stock Option Plan
10.1.2*    Amended & Restated 1996 Stock Option Plan
10.2*      Distribution Agreement dated March 1997 between Registrant and Agrotech 2000, S.L.
10.3*      Form of Employment Agreement between Charles H. Stein and the Registrant
10.4*      Form of $5.00 Warrant Agreement dated August 1996
10.5*      Loan Agreement dated October 9, 1996 between Registrant and Conserver Purchasing
           Corporation ("CPC"), as amended by Letter Agreement dated December 31, 1996 between
           Registrant and CPC
10.6**     Form of Selected Dealer Agreement
10.7**     Form of Financial Consulting Agreement between the Underwriter and the Registrant
10.8**     Letter from the Registrant to James Stanton regarding $500,000 loan to Agrotech
10.9**     Letter from Charles Stein to James Stanton regarding Stein's guaranty of the
           Registrant's obligation to repay Mr. Stanton's loan
11.1*      Statement as to Computation of Per Share Earnings
21.1*      Subsidiaries of Registrant
23.1**     Consent of Richard A. Eisner & Company, LLP
23.2*      Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1)
24.1*      Power of Attorney (included on the signature page of Part II of this Registration
           Statement)
27.1*      Financial Data Schedule


---------------
  * Previously filed.


 ** Filed herewith.


     (b) Financial Statement Schedules. Financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

ITEM 17.  UNDERTAKINGS

     Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


          (5) To provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.


          (6) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of May, 1997.


                                          CONSERVER CORPORATION OF AMERICA

                                          By: /s/      CHARLES H. STEIN

                                            ------------------------------------
                                            Charles H. Stein
                                            President

     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated:


              SIGNATURE                                 TITLE                        DATE
-------------------------------------  ---------------------------------------  ---------------
                  *                    Chairman of the Board,                      May 30, 1997
-------------------------------------  President and Chief Executive Officer
          Charles H. Stein             (Principal Executive Officer)

                  *                    Director                                    May 30, 1997
-------------------------------------
           Brian J. Bryce

                  *                    Director                                    May 30, 1997
-------------------------------------
             Jay M. Haft

                  *                    Director                                    May 30, 1997
-------------------------------------
         Michael Jay Scharf

                  *                    Director                                    May 30, 1997
-------------------------------------
          James V. Stanton

                  *                    Senior Vice President -- Finance,           May 30, 1997
-------------------------------------  Treasurer and Chief Financial Officer
         Miles R. Greenberg            (Principal Accounting Officer)


---------------

* Charles H. Stein, pursuant to Powers of Attorney (executed by each of the officers and directors listed above and filed with the Securities and Exchange Commission), by signing his name hereto does hereby sign and execute this Amendment to the Registration Statement on behalf of the persons referenced above.

                                          /s/        CHARLES H. STEIN

                                          --------------------------------------
                                          Charles H. Stein


May 30, 1997

                                 EXHIBIT INDEX


                                                                                     SEQUENTIALLY
 EXHIBIT                                                                               NUMBERED
   NO.                                    DESCRIPTION                                    PAGE
---------   -----------------------------------------------------------------------  ------------
   1.1**    Form of Underwriting Agreement between Registrant and Janssen/Meyers
            Associates L.P., (the "Underwriter")...................................
   3.1*     Certificate of Incorporation and amendments thereto of Registrant......
  3.1.2**   Amendment to Registrant's Certificate of Incorporation.................
   3.2*     By-laws of Registrant..................................................
   4.2*     Form of certificate evidencing shares of Common Stock..................
   4.3**    Form of Underwriter's Warrant Agreement between Registrant and the
            Underwriter (including form of Underwriter's Warrant)..................
   4.5*     Amendatory Agreement dated November 6, 1996 between the Registrant and
            The SES Family Investment and Trading Partnership, L.P.................
   4.6*     Form of 10% Debenture dated September 1996.............................
   4.7*     Form of 10% Convertible Debenture dated November 1996..................
   5.1*     Opinion of Parker Duryee Rosoff & Haft A Professional Corporation......
  10.1*     1996 Stock Option Plan.................................................
  10.1.2*   Amended & Restated 1996 Stock Option Plan..............................
  10.2*     Distribution Agreement dated October 9, 1996 between Registrant and
            Agrotech 2000, S.L. ...................................................
  10.3*     Form of Employment Agreement between Charles H. Stein and the
            Registrant.............................................................
  10.4*     Form of $5.00 Warrant Agreement dated August 1996......................
  10.5*     Loan Agreement dated October 9, 1996 between Registrant and Conserver
            Purchasing Corporation ("CPC"), as amended by Letter Agreement dated
            December 31, 1996 between Registrant and CPC...........................
  10.6**    Form of Selected Dealer Agreement......................................
  10.7**    Form of Financial Consulting Agreement between Registrant and
            Underwriter............................................................
  10.8**    Letter from the Registrant to James Stanton regarding $500,000 loan to
            Agrotech
  10.9**    Letter from Charles Stein to James Stanton regarding Stein's guaranty of the Registrant's obligation to repay Mr. Stanton's loan.............
  11.1*     Statement as to Computation of Per Share Earnings......................
  21.1*     Subsidiaries of Registrant.............................................
  23.1**    Consent of Richard A. Eisner & Company, LLP............................
  23.2*     Consent of Parker Duryee Rosoff & Haft (included in Exhibit 5.1).......
  24.1*     Power of Attorney (included on the signature page of Part II of this
            Registration Statement)................................................
  27.1*     Financial Data Schedule................................................


---------------
  * Previously filed.


 ** Filed herewith.